                                     EXHIBIT 2.1

                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                               SOFTWARE SPECTRUM, INC.,
                                    EGGHEAD, INC.
                                         AND
                              DJ&J SOFTWARE CORPORATION


                              DATED AS OF MARCH 23, 1996

                                                                        PAGE
                                                                        ----
                                       CONTENTS


ARTICLE I  PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES  . . . . .   1
    1.1  Purchase of Assets. . . . . . . . . . . . . . . . . . . . . .   1
         1.1.1  Equipment and Other Personal Property. . . . . . . . .   2
         1.1.2  Equipment and Other Personal Property Leases . . . . .   2
         1.1.3  Intellectual Property. . . . . . . . . . . . . . . . .   2
         1.1.4  Governmental Licenses. . . . . . . . . . . . . . . . .   3
         1.1.5  Contract Rights and Other Intangible Assets. . . . . .   3
         1.1.6  Books, Records, Manuals and Documents. . . . . . . . .   4
         1.1.7  Insurance Proceeds . . . . . . . . . . . . . . . . . .   4
         1.1.8  Other Assets . . . . . . . . . . . . . . . . . . . . .   4
         1.1.9  Amended Schedules. . . . . . . . . . . . . . . . . . .   5
    1.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .   5
         1.2.1  Tax Refunds. . . . . . . . . . . . . . . . . . . . . .   5
         1.2.2  Cash and Equivalents . . . . . . . . . . . . . . . . .   5
         1.2.3  Excluded Equipment . . . . . . . . . . . . . . . . . .   5
         1.2.4  Seller Receivables . . . . . . . . . . . . . . . . . .   5
         1.2.5  Excluded Intellectual Property . . . . . . . . . . . .   6
         1.2.6  Excluded Contracts . . . . . . . . . . . . . . . . . .   6
         1.2.7  Excluded Real Property . . . . . . . . . . . . . . . .   6
         1.2.8  Other Excluded Assets. . . . . . . . . . . . . . . . .   6
         1.2.9  Amended Schedules. . . . . . . . . . . . . . . . . . .   7
    1.3  Assumption of Liabilities . . . . . . . . . . . . . . . . . .   7
         1.3.1  Equipment and Other Personal Property Leases . . . . .   7
         1.3.2  Intellectual Property; Contract Obligations. . . . . .   7
         1.3.3  Amended Schedules. . . . . . . . . . . . . . . . . . .   7
         1.3.4  Post-Closing Liabilities . . . . . . . . . . . . . . .   7
    1.4  Excluded Liabilities. . . . . . . . . . . . . . . . . . . . .   7
         1.4.1  Taxes. . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.4.2  Litigation . . . . . . . . . . . . . . . . . . . . . .   8
         1.4.3  Claims . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.4.4  Hazardous Materials. . . . . . . . . . . . . . . . . .   8
         1.4.5  Employment Obligations; Severance. . . . . . . . . . .   9
         1.4.6  Indebtedness . . . . . . . . . . . . . . . . . . . . .   9
         1.4.7  Employee Benefit Plans . . . . . . . . . . . . . . . .   9
         1.4.8  Excluded Assets. . . . . . . . . . . . . . . . . . . .   9

         1.4.9      Amended Schedules. . . . . . . . . . . . . . . . .   9
    1.5  Taxes       . . . . . . . . . . . . . . . . . . . . . . . . .   9
    1.6  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .  10
    1.7  Seller Receivables. . . . . . . . . . . . . . . . . . . . . .  10
         1.7.1  Collection Obligation. . . . . . . . . . . . . . . . .  10
         1.7.2  Payment to Seller. . . . . . . . . . . . . . . . . . .  11
         1.7.3  Duty of Care; Covenants. . . . . . . . . . . . . . . .  13
         1.7.4  Errors, Returns, Pre-Closing Discounts and Adjustments  13
         1.7.5  Accounting and Records; Inspection Rights. . . . . . .  14
         1.7.6  Uncollected Seller Receivables . . . . . . . . . . . .  15
    1.8  Instruments of Sale and Transfer; Further Assurances. . . . .  17
    1.9  Allocation of Purchase Price. . . . . . . . . . . . . . . . .  18
    1.10 Assignment of Contracts and Rights. . . . . . . . . . . . . .  18
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . .  19
    2.1  Organization, Good Standing, Etc. . . . . . . . . . . . . . .  20
    2.2  Due Authorization, Execution and Enforceability . . . . . . .  20
    2.3  No Approvals or Notices Required; No Conflicts With
         Instruments . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.4  Absence of Certain Changes or Events. . . . . . . . . . . . .  21
    2.5  Taxes     . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.6  Property  . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.7  Compliance With Environmental Laws. . . . . . . . . . . . . .  24
    2.8  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.9  Claims and Legal Proceedings. . . . . . . . . . . . . . . . .  26
    2.10 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.11 Trade Secrets; Know-How . . . . . . . . . . . . . . . . . . .  28
    2.12 Licenses, Permits, Authorizations, Etc. . . . . . . . . . . .  28
    2.13 Seller Receivables; Transferred VLAM Revenue. . . . . . . . .  28
    2.14 Applicable Laws . . . . . . . . . . . . . . . . . . . . . . .  29
    2.15 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.16 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .  29
    2.17 Financial Statements and Reports. . . . . . . . . . . . . . .  30
    2.18 Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    2.19 Absence of Questionable Payments. . . . . . . . . . . . . . .  30
    2.20 Full Disclosure . . . . . . . . . . . . . . . . . . . . . . .  31
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . .  31
    3.1  Organization, Good Standing, Power, Etc.. . . . . . . . . . .  31
    3.2  Due Authorization, Execution and Enforceability . . . . . . .  31

    3.3  No Approvals or Notices Required; No Conflicts
         With Instruments. . . . . . . . . . . . . . . . . . . . . . .  32
    3.4  Claims and Legal Proceedings. . . . . . . . . . . . . . . . .  32
    3.5  Brokerage   . . . . . . . . . . . . . . . . . . . . . . . . .  32
    3.6  Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  32
ARTICLE IV  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .  33
    4.1  Schedules . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    4.2  Access    . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    4.3  Advice of Claims. . . . . . . . . . . . . . . . . . . . . . .  34
    4.4  Conduct Prior to the Closing Date . . . . . . . . . . . . . .  34
    4.5  Insurance; Loss of or Damage to Assets. . . . . . . . . . . .  35
    4.6  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . .  36
    4.7  Confidentiality; Publicity. . . . . . . . . . . . . . . . . .  36
    4.8  Agreement Not to Compete. . . . . . . . . . . . . . . . . . .  37
    4.9  Post-Closing Employment Obligations . . . . . . . . . . . . .  38
    4.10 Proposals for Acquisition of Division . . . . . . . . . . . .  40
    4.11 Fulfillment Agreement . . . . . . . . . . . . . . . . . . . .  40
    4.12 Call Center Lease . . . . . . . . . . . . . . . . . . . . . .  40
    4.13 Proration; Reimbursements With Respect to Leased Property . .  41
    4.14 Expenses; Certain Payments. . . . . . . . . . . . . . . . . .  41
    4.15 Employee Benefits Matters . . . . . . . . . . . . . . . . . .  41
    4.16 Delivery of Interim Financial Statements. . . . . . . . . . .  42
    4.17 Protection and Preservation of Records. . . . . . . . . . . .  42
ARTICLE V  THE CLOSING; CLOSING CONDITIONS . . . . . . . . . . . . . .  43
    5.1  Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    5.2  Conditions to Obligations of Each Party . . . . . . . . . . .  43
         5.2.1  Hart-Scott-Rodino. . . . . . . . . . . . . . . . . . .  43
         5.2.2  No Injunctions . . . . . . . . . . . . . . . . . . . .  43
    5.3  Conditions to Obligations of Purchaser. . . . . . . . . . . .  44
         5.3.1  Accuracy of Representations and Warranties . . . . . .  44
         5.3.2  Performance of Agreements. . . . . . . . . . . . . . .  44
         5.3.3  Officers' Certificates . . . . . . . . . . . . . . . .  45
         5.3.4  No Governmental Proceeding or Litigation . . . . . . .  45
         5.3.5  Delivery of Documents. . . . . . . . . . . . . . . . .  45
         5.3.6  Material Adverse Change. . . . . . . . . . . . . . . .  46
    5.4  Conditions to Obligations of Seller . . . . . . . . . . . . .  46
         5.4.1  Accuracy of Representations and Warranties . . . . . .  46
         5.4.2  Performance of Agreements. . . . . . . . . . . . . . .  47
         5.4.3  Officers' Certificates . . . . . . . . . . . . . . . .  47
         5.4.4  Delivery of Purchase Price and Documents . . . . . . .  47

ARTICLE VI  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . .  47
    6.1  Termination by Mutual Consent . . . . . . . . . . . . . . . .  47
    6.2  Termination by Purchaser. . . . . . . . . . . . . . . . . . .  48
    6.3  Termination by Seller . . . . . . . . . . . . . . . . . . . .  48
    6.4  Termination by Either Purchaser or Seller . . . . . . . . . .  48
    6.5  Effect of Termination and Abandonment . . . . . . . . . . . .  49
ARTICLE VII  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  49
    7.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .  49
    7.2  Other Definitional Matters. . . . . . . . . . . . . . . . . .  54
ARTICLE VIII  GENERAL  . . . . . . . . . . . . . . . . . . . . . . . .  54
    8.1  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    8.2  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    8.3  Indemnification and Survival of Warranties. . . . . . . . . .  55
    8.4  Bulk Sales. . . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.5  Entire Understanding. . . . . . . . . . . . . . . . . . . . .  57
    8.6  Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.7  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.8  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    8.9  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . .  58
    8.10 Parties in Interest . . . . . . . . . . . . . . . . . . . . .  58
    8.11 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .  58

EXHIBITS:

Exhibit 1.7.3      Seller Receivables Collection Procedures
Exhibit 1.7.4      Seller Receivables Errors List
Exhibit 1.8(a)-1    Form of Bill of Sale
Exhibit 1.8(a)-2    Form of Assignment and Assumption Agreement
Exhibit 4.8        Largest 200 Customers
Exhibit 4.11       Form of Fulfillment Agreement
Exhibit 4.12       Form of Call Center Lease

                               ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 23rd day of March, 1996 by and among Software Spectrum, Inc., a Texas corporation ("Purchaser"), Egghead, Inc., a Washington corporation ("Seller"), and DJ&J Software Corporation, a Washington corporation and a wholly owned subsidiary of Seller ("Operating").

                                       RECITALS

       A. Seller desires and intends to sell, or to cause Operating to sell, certain of the operating assets of its corporate, governmental and educational products division ("Division"), an operating division of Seller, at the price and on the terms and conditions herein set forth.

       B. Purchaser desires and intends to purchase certain of the operating assets of Division and to assume certain liabilities of Division at the price and on the terms and conditions herein set forth.

       C. Capitalized terms used in this Agreement shall have the respective meanings set forth in Article VII. Except as otherwise specified in this Agreement, all references to "Seller" shall include Operating and all other direct or indirect wholly owned subsidiaries of Seller.

                                      AGREEMENT

      In consideration of the terms hereof, the parties hereto agree as follows:

             ARTICLE I  PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1    PURCHASE OF ASSETS

       Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller, certain tangible and intangible assets of Seller for use or used primarily in Seller's operation of Division as of the close of business on the Closing Date, except for the Excluded Assets (the "Assets"). The Assets shall include, but not be limited to, the following:

       1.1.1 EQUIPMENT AND OTHER PERSONAL PROPERTY

       All equipment, furniture, computer hardware, fixtures, improvements and other tangible personal property, wherever located, owned by Seller for use or used primarily in the operation of Division's business, except for Excluded Assets, and otherwise including, without limitation, the equipment, furniture, computer hardware, fixtures, improvements and other tangible property described in Schedule 1.1.1 to the Disclosure Memorandum (which Schedule also lists the location of such property) and, to the extent actually assignable or transferable, all rights to the agreements with and warranties received from the manufacturers and distributors of all such personal property and fixtures and any related contract rights, choices in action, claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures. Within five business days prior to the Closing Date, Seller will provide Purchaser with an updated Schedule 1.1.1 that contains a complete inventory of the items described on such Schedule, including cost, book value and acquisition date, estimated as closely as possible where necessary.

       1.1.2 EQUIPMENT AND OTHER PERSONAL PROPERTY LEASES

       All of Seller's right, title and interest in, to and under the leases and rental agreements in respect of equipment or other tangible personal property for use or used primarily in the operation of Division's business listed in
Schedule 1.1.2 to the Disclosure Memorandum, except for Excluded Assets (the "Personal Property Leases"). Schedule 1.1.2 sets forth the material terms of each Personal Property Lease, including lease term, cancellation rights, monthly rental and renewal terms.

       1.1.3 INTELLECTUAL PROPERTY

       All intellectual property rights possessed or owned by Seller and used primarily in the operation of Division's business or necessary for the operation of Division's business, as of the close of business on the Closing Date, and all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing Seller any right or concession to use any software, information or other intellectual property, and, in each case, for use or used primarily in Seller's operation of Division's business or necessary for the operation of Division's business as of the close of business on the Closing Date, including all technology, know-how, trade secrets, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress, and all documentary evidence thereof (including the rights of Seller to prevent the use by others), except for the Excluded Assets, and otherwise including, but not limited to, the intellectual property rights described in Schedule 1.1.3 to the Disclosure Memorandum. All right, title and interest of Seller in, to and under those trademarks, trademark registrations, trademark registration applications, service marks, trade names, all other names and slogans embodying business, product or service goodwill, and copyrights and copyrighted material described in Schedule 1.1.3 to the Disclosure Memorandum, which is a true and complete list of all such rights that are primarily related to the operation of Division's business. In order to provide for an orderly transfer of the Assets and transition of the business of Division to Purchaser, at the Closing, Seller shall grant Purchaser a nonexclusive, royalty-free right and license to use the name "Egghead" for the limited purpose of using existing packaging, forms, marketing material, documents, and promotional material and other supplies used in Division's business until the termination or expiration of the term of the Fulfillment Agreement; provided, however, that Purchaser shall not hold itself out as agent, partner, joint venturer or representative of Seller. To the extent Purchaser acquires an interest in Egghead-Uchida, Inc., Purchaser shall also have the indirect right to use the name "Egghead" through Egghead-Uchida, Inc., pursuant to the Joint Venture Agreement, until Purchaser disposes of its interest in Egghead-Uchida, Inc. or such right is terminated, by agreement with Egghead-Uchida, Inc. and Uchida Yoko, Co., Ltd. or otherwise.

       1.1.4 GOVERNMENTAL LICENSES

       All governmental licenses, permits, authorizations, certificates of inspection and approvals (including any of the foregoing issued or granted by any federal, state or local government) relating primarily or exclusively to the conduct of Division's business as of the close of business on the Closing Date, to the extent assignable or transferable, including, without limitation, the licenses, permits, authorizations, certificates of inspection and approvals described in Schedule 1.1.4 to the Disclosure Memorandum.

       1.1.5 CONTRACT RIGHTS AND OTHER INTANGIBLE ASSETS

       (a) Subject to Section 1.1.5(b), all of Seller's right, title and interest in, to and under all contracts and agreements, customer purchase orders, customer sales orders, sale and distribution agreements, volume license and maintenance ("VLAM") agreements, joint venture interests, and other instruments and agreements relating primarily or exclusively to Seller's operation of Division's business as of the close of business on the Closing Date, and all goodwill associated with Division's business, including, without limitation, Seller's right, title and interest in, to and under the Joint Venture Shares, the Joint Venture Agreement, and the other contracts, agreements and other assets described in Schedule 1.1.5 to the Disclosure Memorandum.

       (b) The pro rata portion of all rights to revenue (including any and all directly related cash prepayments or accounts receivable) accruing under or associated with Division's VLAM agreements and relationships allocable to periods on and after the Closing Date in accordance with the terms of such contracts and recognizable as revenue in such future periods in accordance with GAAP, consistently applied (the "Transferred VLAM Revenue"). Schedule 1.1.5 to the Disclosure Memorandum lists the VLAM agreements and the customers with whom Seller has VLAM relationships for which revenue was allocable to periods after December 30, 1995 as of such date and the amount of such revenue as of December 30, 1995 to be recognized in such future periods in accordance with GAAP, consistently applied (the "Preliminary VLAM Revenue"), along with all other VLAM agreements and relationships that were active as of December 30, 1995.

       1.1.6 BOOKS, RECORDS, MANUALS AND DOCUMENTS

       All of Seller's books and records (including all disks, tapes and other media-storage data and information), mailing lists, customer lists, pricing files and formulae, vendor data, equipment maintenance records, warranty information, records of facilities operations, business plans (or portions thereof) relating exclusively to Division, standard forms of documents, manuals of operations or business procedures for use or used primarily in Seller's operation of Division's business as of the close of business on the Closing Date, wherever located, relating to Division's current operations, which may be in the format specified in Schedule 1.1.6 to the Disclosure Memorandum, including, without limitation, the books and records described in Schedule 1.1.6 to the Disclosure Memorandum and, with respect to the Call Center, any soil test reports, building inspection reports, building plans, blueprints, renderings and surveys in Seller's possession or otherwise available to Seller.

       1.1.7 INSURANCE PROCEEDS

       All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller reflected on the Schedules referred to in this Section 1.1, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Assets but for such damage, destruction or loss.

       1.1.8 OTHER ASSETS

       Any other assets for use or used primarily in connection with Division's business (including, without limitation, rights in telephone numbers or communication codes used primarily by Division) reasonably necessary for the conduct of Division's business, other than the Excluded Assets.

       1.1.9 AMENDED SCHEDULES

       All Schedules referred to in this Section 1.1 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

1.2    EXCLUDED ASSETS

       Seller shall not transfer to Purchaser and Purchaser shall not acquire the following assets (the "Excluded Assets"), which are specifically excluded from the Assets:

       1.2.1 TAX REFUNDS

       Seller's rights to refunds of Taxes paid with respect to Division's business for the periods on or prior to the Closing Date.

       1.2.2 CASH AND EQUIVALENTS

       Seller's cash, bank deposits or similar cash and cash equivalent items existing as of the close of business on the Closing Date, whether or not arising from Seller's operation of Division.

       1.2.3 EXCLUDED EQUIPMENT

       All of Seller's right, title and interest in and to any equipment that is used partially, but not primarily, in Seller's operation of Division described in Schedule 1.2.3 to the Disclosure Memorandum including, without limitation, the telephone switching equipment that services the Call Center and any equipment relating to centralized management services provided by Seller's corporate headquarters.

       1.2.4 SELLER RECEIVABLES

       Subject to Purchaser's rights set forth in Section 1.7.6 and except for any portion thereof that constitutes Transferred VLAM Revenue under
Section 1.1.5(b), all of Seller's right, title and interest in and to (a) the trade accounts receivable accrued in accordance with GAAP arising from Seller's operation of Division, as of the Closing Date (the "Seller Receivables"), and
(b) all other accounts receivable, accrued in accordance with GAAP arising from Seller's operation of Division, as of the close of business on the Closing Date, including, without limitation, advertising and promotional expenditures reimbursable from suppliers under cooperative advertising and other promotional and market development fund arrangements, amounts due from vendors for returned inventory, vendor rebates, marketing expenses payable by vendors and other programs.

       1.2.5 EXCLUDED INTELLECTUAL PROPERTY

       All of Seller's right, title and interest in, to and under all trade names, trademarks, service marks, copyrights, patents and their registrations and applications used by Seller, other than the trade names, trademarks, service marks, copyrights and patents listed in Schedule 1.1.3 to the Disclosure Memorandum, and all goodwill associated therewith, including, without limitation, all intellectual property rights possessed or owned by Seller relating to centralized management services provided by Seller's corporate headquarters to both Division's and Seller's retail operations, all intellectual property rights possessed or owned by Seller through ELEKOM all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing Seller or ELEKOM any right or concession to use any intellectual property and all technology, know-how, trade secrets, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress and all documentary evidence thereof, and including, without limitation, the trade names, trademarks, service marks and copyrights and their registrations and applications listed in Schedule
1.2.5 to the Disclosure Memorandum; subject to Purchaser's limited right to use the name "Egghead" referenced in Section 1.1.3, and the right of Egghead-Uchida, Inc. to use such name pursuant to the Joint Venture Agreement until such right is terminated, by agreement with Egghead-Uchida, Inc. and Uchida Yoko, Co., Ltd. or otherwise.

       1.2.6 EXCLUDED CONTRACTS

       All of Seller's right, title and interest in, to and under all contracts and agreements not specifically listed or described in Schedules 1.1.2 to 1.1.7 to the Disclosure Memorandum, including, without limitation, those described in
Schedule 1.2.6 to the Disclosure Memorandum.

       1.2.7 EXCLUDED REAL PROPERTY

       All real property, and all rights thereto, owned or leased by Seller, subject to Seller's agreement to enter into the Call Center Lease at the Closing.

       1.2.8 OTHER EXCLUDED ASSETS

       All other assets of Seller described in Schedule 1.2.8 to the Disclosure Memorandum.

       1.2.9 AMENDED SCHEDULES

       All Schedules referred to in this Section 1.2 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

1.3    ASSUMPTION OF LIABILITIES

       Subject to the terms and conditions of this Agreement, Purchaser shall assume and agree to pay, perform and fully discharge the following liabilities and obligations and no others (together, the "Assumed Liabilities"):

       1.3.1 EQUIPMENT AND OTHER PERSONAL PROPERTY LEASES

       The liabilities and obligations of Seller arising or to be performed after the Closing Date in respect of the Personal Property Leases listed in
Schedule 1.1.2 to the Disclosure Memorandum.

       1.3.2 INTELLECTUAL PROPERTY; CONTRACT OBLIGATIONS

       All liabilities and obligations of Seller arising or to be performed after the Closing Date in respect of the licenses, agreements and instruments listed in Schedules 1.1.3 and 1.1.5 to the Disclosure Memorandum (including, without limitation, any payments to vendors directly related to the Transferred VLAM Revenue).

       1.3.3 AMENDED SCHEDULES

       All Schedules referred to in this Section 1.3 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

       1.3.4 POST-CLOSING LIABILITIES

       Except as otherwise provided in this Agreement, Purchaser shall be responsible only for those liabilities and obligations of Division, to the extent that such liabilities and obligations are not Excluded Liabilities, that arise from or relate to Purchaser's ownership or operation of the Assets after the Closing.

1.4    EXCLUDED LIABILITIES

       Purchaser shall not assume any liabilities other than the Assumed Liabilities and shall moreover not assume any other obligations of Seller, including, without limitation, any of the following obligations or liabilities (all obligations or liabilities not assumed by Purchaser herein are called the "Excluded Liabilities"):

       1.4.1 TAXES

       Any liabilities for Taxes, either accruing or relating to the periods on or prior to the Closing Date or penalties or interest thereon.

       1.4.2 LITIGATION

       Any claim, judgment, penalty, settlement agreement or other obligation to pay damages in respect of any action, suit or proceeding that is pending or threatened prior to the Closing Date, including, without limitation, those listed in Schedule 2.9 to the Disclosure Memorandum.

       1.4.3 CLAIMS

       All claims and liabilities that relate to injuries, actions or events that occurred on or before the Closing Date whether based on any act or omission of Seller, in the operation of Division's business, or others, including, without limitation, claims based on auto accidents, workers' compensation, product liability, negligence or strict liability.

       1.4.4 HAZARDOUS MATERIALS

       All claims and liabilities arising out of or relating to (a) the treatment, storage or disposal before the Closing Date of Hazardous Materials by Seller or any other Person (including, without limitation, any previous owner, lessor or sublessor) on or at the Call Center or any other real property previously owned, leased, subleased or used by Seller or Division in the operation of Division's business; (b) Releases of Hazardous Materials on, at or from any assets or properties, including, without limitation, the Call Center, owned, leased, subleased or used by Seller or Division in the operation of Division's business at any time such assets or properties were owned, leased, subleased or used by Seller in the operation of Division's business;
(c) generation, transportation or disposal of Hazardous Materials by Seller in the operation of Division's business; (d) Releases of Hazardous Materials by any Person (including, without limitation, any previous owner, lessee or sublessee) on or from the Call Center prior to Seller's ownership or use thereof; (e) the existence of any Hazardous Material in the Call Center facility at the Closing Date; or (f) a violation of any Environmental Law occurring prior to the Closing Date in connection with Seller's operation of Division's business.

       1.4.5 EMPLOYMENT OBLIGATIONS; SEVERANCE

       Except as provided in Section 4.9 and Section 4.15, all claims, expenses, costs and liabilities (whether based in tort, contract or otherwise), from whatever source such obligations and costs arise, including, without limitation, contractual obligations, notices to employees, employment manuals, course of dealings, past practices, obligations relating to Section 2806 or 4999 of the Code, or otherwise, relating to the employment of any Person by Seller, including matters pertaining to existing and prior employment practices of Seller and all severance obligations and other costs of termination of employees of Seller wherever located resulting from any termination or cessation of employment, for any period occurring on or prior to the Closing Date.

       1.4.6 INDEBTEDNESS

       Any loan, note, advance, credit, payable, intercompany allocation or other form of indebtedness of any kind or nature owing by Division as of the Closing Date.

       1.4.7 EMPLOYEE BENEFIT PLANS

       Except as provided in Section 4.15 and as otherwise required by law, all liabilities and obligations with respect to either the continuation or termination by Seller of any Employee Benefit Plan for the benefit of Division employees and all liabilities with respect to payroll, bonuses, hourly and salary vacation pay, workers' compensation liability, fringe benefits and other employee benefits with respect to or that relate to periods of employment on or prior to the Closing Date.

       1.4.8 EXCLUDED ASSETS

       All liabilities and obligations in respect of any Excluded Asset.

       1.4.9 AMENDED SCHEDULES

       All Schedules referred to in this Section 1.4 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

1.5    TAXES

       Seller shall be responsible for the payment of all sales and use Taxes arising out of the transfer of the Assets, and Seller shall pay its portion prorated as of the Closing Date of state and local personal property Taxes on assets used in the operation of Division's business.

1.6    PURCHASE PRICE

       On the Closing Date, and subject to the terms and conditions of this Agreement, in full consideration for the Assets, and in addition to Purchaser's assumption of the Assumed Liabilities, Purchaser shall deliver to Seller in same day funds by wire transfer to an account designated by Seller the aggregate purchase price of $45,000,000 (the "Purchase Price").

1.7    SELLER RECEIVABLES

       1.7.1 COLLECTION OBLIGATION

       On the Closing Date, Seller will provide to Purchaser Schedule 1.7 to the Disclosure Memorandum, which will set forth a preliminary list of the Seller Receivables as of the most recent fiscal month end for which such information is available. Nine business days after the Closing Date, Seller will provide Purchaser with a revised Schedule 1.7, which will constitute the definitive list of the Seller Receivables. Beginning on the first business day after the Closing Date and for 150 days thereafter (the "Collection Period"), Seller authorizes Purchaser to act as its agent for the collection of the Seller Receivables, subject to monitoring by Seller. On the Closing Date, Seller shall assign and transfer to Purchaser its lockbox account for receipt of the Seller Receivables and shall continue to require customers of Division to submit payments on the Seller Receivables to such lockbox. Such payments will be subject to the payment and reporting provisions set forth in Section 1.7.2. Purchaser shall have the right to endorse the name of Seller on any checks, drafts or instruments received with respect to the Seller Receivables for deposit to the account of Purchaser. In order to ensure that Purchaser will effect its obligations under this Section 1.7 in accordance with the standard of care set forth in Section 1.7.3, Purchaser covenants and agrees to (a) offer employment during the Collection Period to all the Relevant Employees who are designated as collection staff in Schedule 4.9 to the Disclosure Memorandum,
(b) use its commercially reasonable best efforts to hire such employees, and
(c) utilize such Relevant Employees as are hired to perform its obligations under this Section 1.7. Seller acknowledges that Purchaser, in its discretion after consultation with Seller, may terminate the employment of any of the Relevant Employees employed pursuant to this Section 1.7.1 either for cause (consisting of nonperformance, failure to adhere to Purchaser's reasonable policies or consistent poor performance of the responsibilities related to their specific job, including, without limitation, failure to perform in accordance with the collection guidelines set forth in Schedule 1.7.3 that relate to their position) or without cause with Seller's consent, which consent will not be unreasonably withheld.

       1.7.2 PAYMENT TO SELLER

       (a) Purchaser shall apply all payments received from the customers of Division who generated the Seller Receivables in the following manner:

             (i) If a payment is identified to a specific Seller Receivable, Purchaser shall apply it against such Seller Receivable upon such identification and remit such payment as provided in 1.7.2(b).

             (ii) If a payment is not designated or identified to a specific invoice or account receivable, then Purchaser shall, using the information provided by Seller with respect to the Seller Receivables, contact the relevant customer in order to determine, in good faith, the appropriate invoice or account receivable to which such payment is to be applied. Seller may monitor such contacts pursuant to Section 1.7.5(c). Forty-five days after receipt of such payment, Purchaser shall apply such payment to the Seller Receivables unless the relevant customer advises Purchaser within such forty-five day period that such payment does not relate to a Seller Receivable.

             (iii) Purchaser shall apply any payment credited to a Seller Receivable pursuant to Section 1.7.2(a)(ii) first to such customer's Seller Receivable that has been outstanding for the longest period until all Seller Receivables for such customer are fully paid.

       (b) Seller and Purchaser agree to provide each other with reports, and Purchaser agrees to remit payments to Seller, as follows:

             (i) On a daily basis commencing on the first business day of the Collection Period, Purchaser shall cause the lockbox service to electronically transmit to Seller a payment notice, in the same format currently provided to Seller by the lockbox service, listing all payments received from customers on the immediately preceding business day, at Purchaser's sole cost and expense.

             (ii) Within 24 hours of receipt of the payment notice from the lockbox service, Seller shall generate and transmit to Purchaser, at Seller's sole cost and expense, a report in a format agreed to between Purchaser and Seller, listing the "edits" or unidentified payments referred to in Section 1.7.2(a)(ii) (the "Exception Report"). Subject to receipt of the Exception Reports from Seller, Purchaser shall use such Exception Reports to determine amounts to be applied to the Seller Receivables.

             (iii) On Friday of each week of the Collection Period and on the last day thereof, Seller shall generate and transmit to Purchaser, at Seller's sole cost and expense, a report identifying for each daily deposit received by the lockbox during the preceding Friday through Thursday period (or portion thereof) and for any day prior to that period on which a Section 1.7.2(a)(ii) unidentified payment was received that has not yet been applied: (A) the Section 1.7.2(a)(i) payments applied to the Seller Receivables, (B) the payments applied to Purchaser's accounts receivable, (C) the Section 1.7.2(a)(ii) unidentified payments, and (D) the total payments received by the lockbox service reflected in the daily payment notices for the period (the "Weekly Detailed Cash Application Report").

             (iv) On Monday of each week of the Collection Period and on the last day thereof, Purchaser shall remit to Seller by wire transfer in same day funds to a bank designated by Seller all payments: (A) received and applied against the Seller Receivables during the preceding week (or portion thereof) in accordance with Section 1.7.2(a)(i) and (B) all payments received by the lockbox service that appeared as unidentified payments on prior Exception Reports and that were reconciled and applied against the Seller Receivables during the preceding week (or portion thereof) in accordance with Section 1.7.2(a)(ii).

             (v) Concurrent with such weekly remittance of payment, Purchaser shall transmit to Seller, at its sole cost and expense, a report containing summary totals by day of all payments received by the lockbox service during the Collection Period through the end of the preceding week listing: (A) the Section 1.7.2(a)(i) payments applied to the Seller Receivables, (B) the payments applied to Purchaser's accounts receivable,
       (C) the Section 1.7.2(a)(ii) payments that remain unidentified at the end of such weekly period, and (D) the total payments received by the lockbox service during the Collection Period (the "Weekly Report"). The Weekly Report shall reconcile to the weekly cash remittances to Seller.

       (c) Pursuant to Section 1.7.5, Seller and Purchaser shall have access each at its own cost, to all documentation on which the information in all the reports referred to in this Section 1.7.2 are based. Prior to the Closing Date, Purchaser shall cooperate with Seller to run tests, if necessary, to ensure that all such reports will be timely transmitted. If Seller should receive any payments from any of the customers of Division following the Closing (other than for retail products that Seller may sell to such customers pursuant to Section 4.8), Seller shall promptly (but no later than one week after receipt thereof) forward to Purchaser any such payment, along with any information available to it concerning any such payment and the invoice to which such payment may relate.

       1.7.3 DUTY OF CARE; COVENANTS

       Purchaser shall take or cause to be taken such action as Seller may reasonably request so as to effect the collection, and to provide Seller the full benefits, of the Seller Receivables. In so doing, Purchaser agrees to adhere to the collection guidelines outlined in Exhibit 1.7.3. In so acting on behalf of Seller, Purchaser expressly represents and warrants that it shall
(a) exert its commercially reasonable best efforts to collect the Seller Receivables (which shall be evidenced by the exertion of the level of diligence Purchaser uses in collecting its own accounts receivable) and (b) not directly or indirectly enter into any agreement or understanding, written or oral, regarding the payment of a Seller Receivable with any customer who generated such Seller Receivable that would adversely affect Seller's ability to collect, or delay the collection of, such Seller Receivable; provided that actions that are consistent with Purchaser's obligation under clause (a) above shall not contravene this clause (b).

       1.7.4 ERRORS, RETURNS, PRE-CLOSING DISCOUNTS AND ADJUSTMENTS

       "Errors" are accounting errors relating to the Seller Receivables of the type set forth in Exhibit 1.7.4. "Returns" are CGE Products that have been returned to Purchaser that Purchaser has identified to an invoice generated by Seller prior to the Closing Date and for which Purchaser has issued a return authorization. A "Pre-Closing Discount" is the amount by which Seller offers, between the date of this Agreement and the Closing Date, to reduce the amount owing on an account receivable from a customer of Division in order to induce prompt payment, which offered discount is asserted by such customer against Purchaser, following the Closing, as the basis for nonpayment of the corresponding portion of a Seller Receivable (notwithstanding any express expiration date set forth in Seller's offer), and which Purchaser believes to be uncollectable after making an initial effort to collect such amount under
Section 1.7.3. "Adjustments" are reductions in the amount of the Seller Receivables as a result of Errors, Returns or Pre-Closing Discounts. At least weekly during, and on the last day of, the Collection Period, Purchaser shall transmit (electronically, by hand, or by overnight delivery or by any other means agreed to between Seller and Purchaser) to Seller, at Purchaser's sole cost and expense, a report (in a format approved by Seller to be agreed to with Purchaser prior to Closing) listing any Errors discovered by Purchaser during the preceding week, or portion thereof. Such report shall also list any Returns received by Purchaser within the 75 days following the Closing Date and any Pre-Closing Discounts. Seller shall review the Errors, Returns and Pre-Closing Discounts report and the related supporting documentation (which Purchaser shall supply to Seller therewith) within one week after receipt thereof. If Seller agrees with Purchaser's identification of an Error, Return or Pre-Closing Discount, or the calculation of the amount thereof, such Error, Return or Pre-Closing Discount shall result in an Adjustment. If Seller disagrees with Purchaser's identification of an Error, Return or Pre-Closing Discount, the issue shall be resolved pursuant to the audit procedures set forth in Section 1.7.5(b).

       For CGE Products returned after the first 75 days following the Closing Date and before the end of the Collection Period, Purchaser shall use its commercially reasonable best efforts to apply any credits issued for Returns to original customer invoices. Purchaser agrees to remit to Seller, as frequently as possible but at least by the end of each month during the remainder of the Collection Period, payment for any such credit memos applied to the Seller Receivables during such month (or portion thereof), in the amount of 85% of the aggregate amount of such credit memos, together with copies of the credit memos issued or a report listing such credit memos in sufficient detail for verification by Seller.

       1.7.5 ACCOUNTING AND RECORDS; INSPECTION RIGHTS

       (a) Purchaser shall keep current, complete and accurate records regarding all payments received, payments made to Seller and collection efforts by Purchaser and shall provide, in addition to the reports required by
Section 1.7.2 and Section 1.7.4, such other reports, in an electronic or other format as may be reasonably requested by Seller in connection with the Seller Receivables. During the Collection Period and for such additional period as may be required to complete the transactions contemplated by Section 1.7.6, Purchaser shall, during Purchaser's normal business hours, afford to Seller's accountants, counsel, officers and other representatives access to, and permit them to make such inspections as may reasonably be requested of, its books and records relating to the Seller Receivables. If, as a result of such inspection or otherwise, Seller should inquire of Purchaser orally or in writing regarding any aspect of its performance of its obligations under this Section 1.7, Purchaser shall respond to such inquiry promptly after receipt of the inquiry.

       (b) Upon Seller's request, Purchaser shall also provide access to such books and records, during Purchaser's normal business hours, for examination, reproduction, and audit by an independent accounting firm (a "Big Six" accounting firm that has not provided services to either Purchaser or Seller for a period of five years preceding such audit); provided, however, that Purchaser shall not be required to permit more than two such audits by such accounting firm during the Collection Period. If any such audit discloses any understatement of the payments due Seller, Purchaser shall immediately pay to Seller any deficiency. If the deficiency with respect to any audit is in excess of five percent of the amounts determined to be payable to Seller pursuant to such audit or if the audit discloses any breach by Purchaser of its representations or covenants in Section 1.7.3, Purchaser shall reimburse Seller for all costs incurred by Seller to conduct the audit. Such reimbursement shall not excuse or cure any default under or breach of this
Section 1.7 by Purchaser and shall be in addition to any damages or other remedies available to Seller in respect of such breach. Seller's acceptance of any payment shall be without prejudice to Seller's rights pursuant to this
Section 1.7 or to any other rights or remedies afforded to Seller under any other provision of this Agreement or by applicable law. Any such reimbursement shall not be subject to the limitation set forth in Section 8.3.5, and any payment made by Purchaser to Seller shall not be counted toward calculating the aggregate amount of claims set forth in such limitation.

       (c) In connection with its right to monitor the performance of Purchaser's obligations under this Section 1.7, Seller shall have the right (jointly with a representative of Purchaser) to monitor telephone conversations between the Relevant Employees identified in Section 1.7.1 and the customers who have outstanding Seller Receivables to the extent permitted by applicable law. In addition, Seller may, at its discretion, provide funding to Purchaser for incentive bonuses of up to $1,000 per month per Relevant Employee to be paid to such Relevant Employees by Purchaser, conditioned on such employees meeting performance standards in the collection of the Seller Receivables reasonably established by Seller and consistent with the collection guidelines set forth in
Exhibit 1.7.3, and otherwise structured at Seller's discretion, after consultation with Purchaser. Such incentive bonuses shall be payable by Purchaser to the Relevant Employees who have earned them on the earlier of the end of the Collection Period and the Relevant Employee's termination by Purchaser without cause.

       1.7.6 UNCOLLECTED SELLER RECEIVABLES

       (a) Except to the extent provided below, Purchaser's obligations under this Section 1.7 shall terminate immediately following the Collection Period. Thirty days prior to the termination of the Collection Period (the "Determination Date"), Purchaser shall provide Seller with a list of the Uncollected Seller Receivables. "Uncollected Seller Receivables" means the Seller Receivables that remain uncollected on the Determination Date, net of any remaining Adjustments.

       (b) On the Determination Date, Purchaser shall preliminarily designate from among the Uncollected Seller Receivables, in a writing delivered with the list of the Uncollected Seller Receivables, an amount of Seller Receivables with an aggregate face value of $1,000,000; provided, however, that Purchaser may not designate less than the total amount of the Uncollected Seller Receivables for any given customer. For purposes of this Section 1.7.6, a "customer" means all accounts listed by Seller under a specific Enterprise Number. At the end of the Collection Period, in accordance with Section 1.7.6(f), Purchaser shall submit a definitive list of designated Seller Receivables having an aggregate face value of $1,000,000, which will become the "Designated Seller Receivables." Within two days of Seller's receipt of the list of Designated Seller Receivables, Seller shall transfer and assign to Purchaser all right, title and interest in the Designated Seller Receivables by delivery of an Assignment and Assumption Agreement or other appropriate document of transfer.

       (c) Purchaser shall then purchase the remaining Uncollected Seller Receivables, net of the Designated Seller Receivables (the "Residual Seller Receivables"), in whole only, and not in part. Purchaser must first give written notice to Seller within five days after the Determination Date, specifying the price at which it offers to purchase all the Residual Seller Receivables (the "Offered Price"). Seller shall have five days after receipt of such written notice of exercise to accept or reject the Offered Price by written notice to Purchaser.

       (d) If Seller rejects the Offered Price pursuant to Section 1.7.6 (c), the price for the Residual Seller Receivables shall be established through the following appraisal process. Within four days of Seller's written notice of rejection of Purchaser's offer, Seller and Purchaser shall each select an independent appraiser (which may be a factor or other entity in the business of valuing and collecting accounts receivable), and within four days thereafter, the two appraisers shall select a third appraiser, to value the Residual Seller Receivables. Each party shall pay half of the fees and expenses of the appraisers so selected. Within five days of the selection of the third appraiser, the appraisers shall each independently determine the aggregate value of the Residual Seller Receivables. The price payable by Purchaser for the Residual Seller Receivables (the "Residual Price") shall be the average of the values determined by the three appraisers. Purchaser shall then be obligated to purchase, and Seller shall be obligated to sell, all such Residual Seller Receivables at the Residual Price, reduced as provided in Section 1.7.6(f).

       (e) Within five days of Seller's acceptance of Purchaser's offer pursuant to Section 1.7.6(c) or the determination of the Residual Price pursuant to Section 1.7.6(d), Purchaser shall deliver to Seller in same day funds the full amount of the Offered Price or the Residual Price, as applicable, and Seller shall transfer and assign to Purchaser all right, title and interest to such Residual Seller Receivables by delivery of an Assignment and Assumption Agreement or other appropriate document of transfer concurrent with such payment. Following termination of the Collection

Period, Purchaser may retain all rights to the lockbox service transferred to it pursuant to Section 1.7.1.

       (f) Purchaser shall continue to collect the Seller Receivables in accordance with its duties under this Section 1.7 during the pendency of the procedures outlined in this Section 1.7.6, and all payments received, against Designated Seller Receivables or otherwise, shall be remitted to Seller in accordance with Section 1.7.2. Any payments collected against any preliminary designated Seller Receivables shall reduce the amount of such preliminary designated Seller Receivables, and Purchaser may designate additional Uncollected Seller Receivables to comprise an aggregate amount of $1,000,000 in face amount of the Designated Seller Receivables. Any such payments made after acceptance of Purchaser's offer by Seller pursuant to Section 1.7.6(c) shall reduce, dollar for dollar, the amount of the Offered Price and any such payments received after determination of the Residual Price pursuant to Section 1.7.6(d) shall reduce, dollar for dollar, the Residual Price.

1.8    INSTRUMENTS OF SALE AND TRANSFER; FURTHER ASSURANCES

       (a) On or prior to the Closing Date, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller, as applicable, such instruments of sale and assignment as shall, in the reasonable judgment of Purchaser and Seller, be effective to vest in Purchaser on the Closing Date good and marketable right, title and interest in and to the Assets free and clear of all Encumbrances and to evidence the assumption of the Assumed Liabilities by Purchaser, including, without limitation, a Bill of Sale substantially in the form of Exhibit 1.8(a)-1 (the "Bill of Sale") and one or more Assignment and Assumption Agreements substantially in the form of Exhibit 1.8(a)-2 (the "Assignment and Assumption Agreement"), executed by Seller, Operating and International, as applicable. Seller shall take all reasonable additional steps as may be necessary to put Purchaser in possession and operating control of the Assets at the Closing, and Purchaser shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

       (b) From time to time following the Closing, Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, to the other party such additional instruments of conveyance and transfer and evidences of assumption as such party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

       (c) Purchaser shall cooperate with Seller and use its commercially reasonable best efforts to obtain the release of Seller from any guarantee of obligations that constitutes Assumed Liabilities upon or following the Closing.

1.9    ALLOCATION OF PURCHASE PRICE

       Purchaser and Seller shall timely and properly file Internal Revenue Service Form 8594 based on the allocation of the Purchase Price to be agreed to by Purchaser and Seller prior to the Closing.

1.10   ASSIGNMENT OF CONTRACTS AND RIGHTS

       (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license, real property lease, personal property lease, commitment, sales order or purchase order or any claim, right or benefit arising thereunder or resulting therefrom (including, without limitation, the Joint Venture Agreement and the Joint Venture Shares) if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder (the "Nonassignable Assets"). Seller will use its commercially reasonable best efforts in cooperation with Purchaser to obtain consents to assignment of the Nonassignable Assets from all such third parties prior to the Closing Date and, following the Closing Date, will cooperate with Purchaser and take all such other action as Purchaser may reasonably request to obtain consents to assignment. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Purchaser thereunder so that Purchaser would not in fact receive all such rights, Purchaser or Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of any such claim, contract, license, lease, commitment, sales order or purchase order. To the extent reasonably requested by Purchaser, following the execution of this Agreement and prior to Closing, Seller agrees to assist Purchaser in arranging meetings with customers of Division, conducting joint sales calls both at the customer's offices and by telephone, and to take all other action reasonably requested by Purchaser in order to provide a transition of the customer relationships and contracts from Seller to Purchaser on and after the Closing Date. Such arrangements, to the extent provided in
Section 1.3 in respect of liabilities or obligations thereunder arising or to be performed after the Closing Date, shall be subject to Purchaser's obligation to undertake and perform Seller's obligations under the Nonassignable Assets, arising or to be performed after the Closing Date.

       (b) To the extent permitted by applicable law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in Seller's name and all benefits and obligations existing thereunder shall be for Purchaser's account. At all times prior to and following the Closing, Seller shall take or cause to be taken such action in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser the benefits of the Nonassignable Assets (including, without limitation, cooperating and assisting in the novation of any government contracts) and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Nonassignable Assets. As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Purchaser's expense, to perform all the obligations and receive all of Seller's benefits under the Nonassignable Assets, and appoints Purchaser its attorney-in-fact to act in its name and on its behalf with respect thereto. In the case of the Joint Venture Agreement and the Joint Venture Shares, if Seller has not obtained the consents required for the transfer of its interests therein by the Closing Date and if necessary to avoid a breach of the Joint Venture Agreement, Purchaser agrees to cooperate with Seller to permit Seller to perform its obligations under the Joint Venture Agreement by making available such of the Assets and the services of any Relevant Employee hired by Purchaser as, in each case, shall be necessary for Seller to perform such obligations, on reasonable terms and conditions to be determined by Seller and Purchaser. Seller agrees to indemnify Purchaser, its successors and permitted assigns, and its officers, directors, affiliates, employees and controlling Persons and to hold each such Person harmless against and in respect of any and all losses, damages, costs and expenses, including attorneys' fees incurred by any such Person, by reason of any asserted breach or nonperformance by Seller of the Joint Venture Agreement or any of Seller's obligations thereunder or under, or by reason of any attempt by Seller to obtain consent to the transfer of rights thereunder, or to the transfer of the Joint Venture Shares. In the event that Purchaser reasonably determines that the consents required for the transfer of the Joint Venture Agreement and the Joint Venture Shares cannot be obtained within a reasonable time after the Closing or at all, Seller, at Purchaser's request, shall take all reasonable steps necessary to terminate the Joint Venture Agreement.

                 ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER

       To induce Purchaser to enter into and perform this Agreement, Seller represents and warrants to Purchaser (which representations and warranties shall survive the Closing and the Closing Date as provided in Section 8.3) as follows:

2.1    ORGANIZATION, GOOD STANDING, ETC.

       (a) Seller, Operating and International are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. Each of Seller, Operating and International has full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. Each of Seller, Operating and International has all requisite power and authority to own the Assets owned by them and, collectively, to carry on Division's business. Seller owns, directly or indirectly, all the outstanding shares of Operating and International.

       (b) Egghead-Uchida, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Japan and has all requisite power and authority to conduct its business pursuant to the Joint Venture Agreement. International owns all the Joint Venture Shares. Seller has delivered to Purchaser true and complete copies of the Joint Venture Agreement and all documents and financial information relating to the joint venture established by the Joint Venture Agreement and the Joint Venture Shares available to Seller. Seller has funded in full all of its commitments set forth in the Joint Venture Agreement, and Seller does not have any other commitments or understandings with respect to its obligations under the Joint Venture Agreement or relating to the Joint Venture Shares, except as set forth in the Joint Venture Agreement or in Schedule 2.1(b) to the Disclosure Memorandum.

2.2    DUE AUTHORIZATION, EXECUTION AND ENFORCEABILITY

       This Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of Seller, Operating and International and have been duly authorized by all other necessary corporate action on the part of Seller, Operating and International. Seller has caused, or prior to the Closing will cause, any other subsidiary that owns Assets to take all necessary corporate action on its part to approve and authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Operating and is a legal, valid and binding obligation of Seller and Operating enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Each Ancillary Document to which Seller, Operating or International is a party, when executed and delivered by Seller, Operating or International, as the case may be, will be a legal, valid and binding obligation of Seller, Operating or International, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

2.3    NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

       The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller, Operating and International, as the case may be, and the consummation of the transactions contemplated hereby will not:
(a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to Seller, (b) require any consent, approval or authorization of any Person or Governmental Body, except as described in Section 5.2.1 and Schedule 2.3 to the Disclosure Memorandum,
(c) result in a default under, an acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, or in any other way affect the rights of Purchaser (as assignee or transferee of Seller) under, any agreement, lease, note or other restriction, Encumbrance, obligation or liability that relates to Division's business and to which Seller is a party or by which it is bound or to which the Assets or Division are subject, except as described in Schedule 2.3 to the Disclosure Memorandum, or
(d) result in the creation of any Encumbrance upon the Assets.

2.4    ABSENCE OF CERTAIN CHANGES OR EVENTS

       Except as set forth in Schedule 2.4 to the Disclosure Memorandum, since December 30, 1995, and through the Closing Date, Seller has not, with respect to
Division:

             (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and matters relating hereto), not in the ordinary course of business;

             (b) encumbered or disposed of any Assets, except in the ordinary course of business;

             (c) entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has interfered or could interfere with the normal and usual operations of the business of Division;

             (d) made any amendment to or terminated any contract, which amendments or terminations, individually or in the aggregate, would have a Material Adverse Effect on Division;

             (e) waived or canceled any debts, claims or rights relating to Division, which waivers or cancellations, individually or in the aggregate, would have a Material Adverse Effect on Division;

             (f) made any material change in the terms, status, relationships or policies relating to Division's business, customers and operations, which changes, individually or in the aggregate, would have a Material Adverse Effect on Division;

             (g) terminated any Relevant Employee (except that a Relevant Employee to whom Purchaser does not make an offer pursuant to Section 4.9(a) may be terminated with Purchaser's consent, which consent shall not be unreasonably withheld);

             (h) made any material alteration in the manner of keeping the books, accounts or records of Division, or in the accounting practices therein reflected, except as required by GAAP or as contemplated under this Agreement or the Fulfillment Agreement to permit performance of its obligations hereunder and thereunder; or

             (i) except as contemplated by this Agreement, made, accrued or become liable for any bonus, profit-sharing or incentive payment to Relevant Employees, except for accruals under existing plans, if any, or increased the rate of compensation payable or to become payable by Division to any of the Relevant Employees, other than compensation increases in the ordinary course of business.

2.5    TAXES

       All Taxes of Seller with respect to its operation of Division's business that have become due and payable have been timely paid or are being contested in good faith with appropriate and adequate reserves in accordance with GAAP, consistently applied, and Seller has no liability for any such Tax with respect to its operation of Division's business, and no interest or penalties have accrued or are accruing with respect thereto, whether federal, state, county, local or otherwise with respect to any periods prior to and including the Closing Date that, if not paid, would cause the Assets to be subject to an Encumbrance in the hands of Purchaser or for which Purchaser would be liable either as a "transferee" within the meaning of Section 6901 of the Code or any similar provision of state, local or foreign law or as a result of any bulk sale, fraudulent conveyance or similar law. Seller has filed all federal, state, county and other local and excise, franchise, property, sales, use, payroll, income and other Tax returns required to be filed by Seller, and such returns are true, correct and complete in all material respects.

2.6    PROPERTY

       (a) Schedule 2.6(a) to the Disclosure Memorandum contains a legal description of the Call Center, and Seller has provided to Purchaser a complete and accurate list of all items of personal property exceeding $10,000 in value (the "Personal Property") owned or leased and used by Seller primarily in the operation of Division's business as of the date of such Schedule, wherever such Personal Property may be located. Seller has delivered to Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Call Center and the Personal Property. The Assets, including the Personal Property, together with the Call Center Lease, the services provided by the Fulfillment Agreement and any licenses granted by Seller to Purchaser hereunder, together with Purchaser's existing vendor relationships, include all property and services reasonably required or otherwise necessary for use in the conduct of Division's business as presently conducted.

       (b) Seller has good and valid title to the Call Center, free and clear of all Encumbrances, except as specifically described in Schedule 2.6(b) to the Disclosure Memorandum. Except as described in Schedule 2.6(b) to the Disclosure Memorandum, no consent is required from any party with respect to the Call Center in connection with the consummation of the transactions described in or contemplated by this Agreement.

       (c) There are no adverse zoning, environmental or other governmental restrictions that currently or, to Seller's knowledge after due inquiry, may prospectively restrict the use of all or any portion of the Call Center for the conduct thereon of Division's business in the manner presently conducted.

       (d) There are no existing leases, subleases, tenancies or licenses of any portion of the Call Center, except for those identified in Schedule 2.6(d) to the Disclosure Memorandum.

       (e) Each lease, license, rental agreement, contract of sale or other agreement to which Personal Property is subject is valid and in good standing, Seller has performed all obligations imposed on it thereunder, and neither Seller nor any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Seller has not received notice and is not otherwise aware that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Personal Property is not subject to any lease, license, contract of sale or other agreement that could be reasonably expected to have an adverse effect on Division.

       (f) Except as specifically set forth in Schedule 2.6(f) to the Disclosure Memorandum, and except for assessments for Taxes not yet due and payable, the Personal Property is, or, on the Closing Date, will be, free and clear of all Encumbrances, and, other than Personal Property leased by Seller for use in the operation of Division's business and so noted on the list supplied pursuant to Section 2.6(a), Seller has good and marketable title thereto. The furniture, equipment and computer hardware described in Schedule
1.1.1 to the Disclosure Memorandum is in good repair and operating condition, ordinary wear and tear excepted.

       (g) Seller has no knowledge of any physical defect in the Call Center that could be reasonably expected to have an adverse effect on Division.

2.7    COMPLIANCE WITH ENVIRONMENTAL LAWS

       Except as reasonably could not (a) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (b) impair the value of Division to Purchaser, or (c) result in any liability or obligation of Purchaser, or except as specifically set forth in Schedule 2.7 to the Disclosure Memorandum, Seller has not treated, stored or disposed of Hazardous Materials on the Call Center or any real property previously owned, leased, subleased or used by Seller in the operation of Division's business, in violation of any Environmental Laws.
Except as specifically set forth in Schedule 2.7 to the Disclosure Memorandum, to the best knowledge of Seller, there have been no Releases of Hazardous Materials on, at or from any assets or properties, including, without limitation, the Call Center or any real property owned, leased, subleased or used by Seller in the operation of Division's business at any time such assets or properties were owned, leased, subleased or used by Seller, including, without limitation, any Releases of Hazardous Materials that could subject Seller or Purchaser to liability under any Environmental Laws. Except as specifically set forth in Schedule 2.7 to the Disclosure Memorandum, to the best knowledge of Seller, there has been no generation or transportation of Hazardous Materials by Seller in the operation of Division that could subject Seller or Purchaser to liability under any Environmental Laws. Except as specifically set forth in Schedule 2.7 to the Disclosure Memorandum, to the best knowledge of Seller, there have been no Releases of Hazardous Materials by Seller on or from the Call Center prior to Seller's lease, sublease, ownership or use thereof that could subject Seller or Purchaser to liability under any Environmental Laws.

2.8    CONTRACTS

       Schedules 1.1.5A(1), (3) and (4) and Schedule 2.8C (and all schedules included as a subpart of or within such Schedules) to the Disclosure Memorandum contain a complete and accurate list of all written contracts to which Seller is a party and that relate primarily or materially to the operation of Division's business, other than contracts that involve obligations of or to Seller in relation thereto of less than $50,000 as of December 30, 1995, vendor contracts, VLAM contracts and relationships that are or will be listed on Schedule 1.1.5B and purchase orders (other than blanket purchase orders with an aggregate dollar value in excess of $50,000). Schedule 1.1.5B. to the Disclosure Memorandum contains a complete and accurate list of all VLAM reseller agreements that are active as of December 30, 1995 and the amount of the Preliminary VLAM Revenue related thereto. Seller covenants and agrees to provide Purchaser on the Closing Date with a revised Schedule 1.1.5B listing the VLAM reseller agreements that are active as of the Closing Date, the amount of the Transferred VLAM Revenue by customer and the period to which such Transferred VLAM Revenue relates and the active VLAM customer relationships and/or agreements as of the Closing Date. Schedule 2.8D lists the names of all software vendors with whom Seller had active vendor relationships for products sold by Division as of February 24, 1996.

       Except as specifically set forth in Schedule 1.1.5A, Schedule 1.1.5B or
Schedule 2.8 to the Disclosure Memorandum, all contracts set forth on Schedules 1.1.5A(1), (3) and (4) and Schedule 1.1.5B (and all schedules included as a subpart of or within such Schedules) are valid and in full force and effect, Seller and Division have performed in all material respects all obligations imposed upon them thereunder, and there are, under any of such contracts (with or without the lapse of time or the giving of notice or both), no breaches of or defaults or events of default by Seller, or to Seller's knowledge, by any other party thereto that would have an adverse effect on Division's business. Except as specifically set forth in Schedule 1.1.5A or Schedule 1.1.5B to the Disclosure Memorandum, no executive officer or regional manager of Seller (a) is aware that any Significant Customer of Division or any customer of Division with an active VLAM relationship listed on Schedule 1.1.5B intends to materially alter its existing relationship with Seller or (b) has received any notice of termination, intent to terminate or intent to withhold consent to assignment (whether oral or written) with respect to any of the contracts or customer relationships to be assigned to Purchaser hereunder or to be held for the benefit of Purchaser. Except as specifically set forth in Schedule 1.1.5A or
Schedule 1.1.5B to the Disclosure Memorandum, to the best of Seller's knowledge, no other party to any of the contracts listed on Schedule 1.1.5 to the Disclosure Memorandum has evidenced, or communicated in any manner, any intent in the future to withhold consent to assignment, cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or other right thereunder.

       As soon as practicable after the execution of this Agreement, Seller shall have delivered true and correct copies of all contracts listed in Schedules 1.1.5A(1), (3) and (4) and Schedule 1.1.5B to the Disclosure Memorandum, subject only to restrictions in such contracts requiring that all or part of the information therein shall be kept confidential. Prior to the Closing, Seller agrees to use its commercially reasonable best efforts to obtain from the other party or parties to any such contract their consent to the disclosure of confidential information to Purchaser.

2.9    CLAIMS AND LEGAL PROCEEDINGS

       Except as specifically set forth in Schedule 2.9 to the Disclosure Memorandum, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or threatened against Seller with respect to the operation of Division, before or by any governmental or nongovernmental department, commission, board, bureau, agency or instrumentality ("Agency"), or any other Person. Except as set forth therein, none of the matters listed in
Schedule 2.9 will, and, to Seller's knowledge, no valid basis exists for any claim, action, suit, arbitration, proceeding or investigation by any Agency or other Person that could reasonably be expected to, (a) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (b) impair the value of Division to Purchaser, or (c) result in any liability or obligation of Purchaser. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller, with respect to its operation of Division, is a party that involve the transactions contemplated herein or that would have an adverse effect on Division.

2.10   LABOR MATTERS

       Except as set forth in Schedule 2.10 to the Disclosure Memorandum, there are no disputes, employee grievances or disciplinary actions pending or, to Seller's knowledge, threatened between Seller and any of the Relevant Employees, and Seller, with respect to the Relevant Employees, has complied in all material respects with all provisions of all laws relating to the employment of labor. Except as set forth in Schedule 2.10 to the Disclosure Memorandum, Seller has not incurred liability for any arrears of wages or Taxes, or penalties for failure to comply with any such laws. Seller has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the Relevant Employees. Schedule 2.10 to the Disclosure Memorandum contains a complete and correct summary of the status of the investigations relating to the classification of Division's employees under federal and state law. Except as set forth therein, none of the matters listed in Schedule 2.10 to the Disclosure Memorandum could reasonably be expected to have an adverse effect on Purchaser's operation of Division following the Closing.

       Except as specifically set forth in Schedule 2.10 to the Disclosure Memorandum, Seller with respect to the Relevant Employees is not a party to any of the following:

             (a) management, employment or other contract providing for the employment or rendition of executive services;

             (b) employment contract that is not terminable without penalty by Seller on 30 days' notice;

             (c) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement;

             (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested, or is under discussion by management with any group of employees or others); or

             (e) other employment contract or other compensation agreement or arrangement, oral or written, affecting or relating to current or former employees of Division.

       Set forth in Schedule 4.9 to the Disclosure Memorandum is (a) a correct list of all Relevant Employees and their respective positions as of March 1, 1996, and (b) an analysis of the Relevant Employees, by employment category, showing the number of Relevant Employees in each category, the exempt versus nonexempt status of each category, and the average year of service and average salary for the Relevant Employees in each category, as of February 23, 1996.
All the contracts and other agreements and arrangements set forth in
Schedule 2.10 to the Disclosure Memorandum are valid and in full force and effect, Seller has performed all material obligations imposed upon it thereunder, and there are, under any of such contracts, agreements or arrangements, no defaults or events of default by Seller or, to Seller's knowledge, any other party thereto that would have an adverse effect on Division or its relationship with the Relevant Employees.

2.11   TRADE SECRETS; KNOW-HOW

       Except as set forth in Schedule 2.11 to the Disclosure Memorandum, Seller owns, or has full and unrestricted rights to, all technology and know-how now used by Division and has full power to transfer to Purchaser all such rights.

       A true and complete description of (a) all license agreements and consulting agreements used primarily in or related primarily to the operation of Division to which Seller is a party pursuant to which consulting services are provided to or by Seller or intellectual property is licensed to or by Seller and (b) any interference actions or adverse claims made or threatened in respect thereof and any claims made or threatened for alleged infringement thereof is specifically set forth in Schedule 2.11 to the Disclosure Memorandum. To the best of Seller's knowledge, in its operation of Division, it does not infringe any valid trademark, trade name, service mark or copyright of any other Person or entity. All agreements listed in Schedule 2.11 to the Disclosure Memorandum are valid and enforceable, Seller has performed all material obligations imposed upon it thereunder, and neither Seller nor, to Seller's knowledge, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a material default thereunder by Seller or, to Seller's knowledge, any other party thereto. Seller has not received notice that any party to any such agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Except as listed in
Schedule 2.11 to the Disclosure Memorandum, Seller, with respect to Division, has not entered into any agreement to indemnify any Person against any claim or charge of infringement of any trademarks, trade names, copyrights, technology, know-how or other intangible rights.

2.12   LICENSES, PERMITS, AUTHORIZATIONS, ETC.

       Seller has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, related to or necessary for the operation of Division's business. Schedule 2.12 to the Disclosure Memorandum sets forth a list of all such approvals, authorizations, consents, licenses, orders, registrations and permits.

2.13   SELLER RECEIVABLES; TRANSFERRED VLAM REVENUE

       All the Seller Receivables will have been accrued and the Transferred VLAM Revenue set forth in Schedule 1.1.5 to the Disclosure Memorandum on the Closing Date will have been deferred in accordance with GAAP, consistently applied. Both the Seller Receivables and the Transferred VLAM Revenue set forth in Schedule 1.1.5 to the Disclosure Memorandum on the Closing Date will be legal, valid and binding obligations of the obligors, subject only to possible
Errors of the type set forth in Schedule 1.7.4 to the Disclosure Memorandum, and will have been generated in the ordinary course of the operation of Division's business by Seller, consistent with past practices. Both the preliminary list of the Seller Receivables provided to Purchaser on the Closing Date and the definitive list of Seller Receivables provided to Purchaser following the Closing will include, at a minimum, the name and address of the account debtor, a customer contact name and telephone number, the unpaid balance on the account and an aging by invoice.

2.14   APPLICABLE LAWS

       Except as set forth in Schedule 2.10 to the Disclosure Memorandum, Seller, with respect to Division, has complied, and is in compliance, with all federal, state, local and foreign laws, rules, ordinances, decrees and orders applicable to the operation of Division's business or the Call Center. Except as set forth in Schedule 2.10 to the Disclosure Memorandum, Seller is not aware of any basis for and has not received notification of any unasserted present or past unremedied failure by Seller, with respect to Division, to comply with any such laws, rules, ordinances, decrees and orders.

2.15   INSURANCE

       Seller maintains, with respect to Division's business, adequate insurance protection against all liabilities, claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure. Schedule 2.15 to the Disclosure Memorandum sets forth a list of all property and casualty insurance policies and fidelity bonds held by Seller that are related to Division. All such policies and bonds are in full force and effect, and there is no threat by any of the insurers to terminate any of such policies or bonds or increase the premiums payable under such policies or bonds.

2.16   EMPLOYEE BENEFIT PLANS

       Seller maintains for the benefit of current or former employees of Division only those Employee Benefit Plans listed in Schedule 2.10 to the Disclosure Memorandum. Seller is not now a contributing employer to any multi-employer plan as described in Section 4001(a)(3) of ERISA with respect to any employees of Division. Seller has not been a contributing employer to any multi-employer plan with respect to employees of Division in the past five years. Each and every pension plan (as defined in Section 3(2) of ERISA) maintained by Seller for the benefit of the employees of Division has been issued a favorable determination letter with respect to its qualified status under Section 401(a) of the Code by the Internal Revenue Service, or an application for such a determination letter has been filed with the Internal Revenue Service within the requisite time period to allow Seller to make remedial amendments for such qualification purposes.

2.17   FINANCIAL STATEMENTS AND REPORTS

       Seller has previously furnished Purchaser with true, complete and correct copies of the financial information of Division as of and for the fiscal years ended April 1, 1993, April 1, 1994 and April 1, 1995, and for the nine months ended December 30, 1995 (the "Financials"). The Financials for the full fiscal years have been derived from the audited financial statements of Seller contained in its annual reports on Form 10-K filed pursuant to the Exchange Act for the related fiscal years and, for the interim nine-month period, from the unaudited quarterly financial statements of Seller contained in its quarterly report on Form 10-Q filed pursuant to the Exchange Act for the referenced nine-month period (the "SEC Reports"). The financial statements contained in the SEC Reports have been prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes thereto).

2.18   BROKERAGE

       Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement. All fees of DLJ shall be exclusively for the account of Seller, and any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Seller.

2.19   ABSENCE OF QUESTIONABLE PAYMENTS

       To the best of Seller's knowledge, none of Seller or any director, officer, agent, employee or other Person acting on behalf of Seller has used any Division funds for improper or unlawful contributions, payments, gifts or entertainment or made any improper or unlawful expenditures relating to political activity to any government official or other Person. Seller has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. To the best of Seller's knowledge, none of Seller or any director, officer, agent, employee or other Person acting on behalf of Seller has accepted or received any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of Division's business.

2.20   FULL DISCLOSURE

       No information furnished by Seller to Purchaser in connection with this Agreement (including, without limitation, all information in the Schedules to the Disclosure Memorandum) is false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, Seller has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading.

                    ARTICLE III  REPRESENTATIONS AND WARRANTIES OF
                                      PURCHASER

       To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing and the Closing Date as provided in Section 8.3) all as follows in this
Article III:

3.1    ORGANIZATION, GOOD STANDING, POWER, ETC.

       Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Purchaser has full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party.

3.2    DUE AUTHORIZATION, EXECUTION AND ENFORCEABILITY

       This Agreement and the consummation of the transactions contemplated hereby have been duly approved by Purchaser's Board of Directors and have been duly authorized by all other necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Each Ancillary Document to which Purchaser is a party, when executed and delivered by Purchaser, will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

3.3    NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

       The execution, delivery and performance of this Agreement and the Ancillary Documents by Purchaser and the consummation of the transactions contemplated hereby will not, to the extent that the occurrence of any matter referred to in the following clause (a), (c) or (d), or the nonreceipt of any consent, approval or authorization referred to in clause (b), reasonably could
(i) impair Seller's rights under this Agreement or (ii) result in any liability or obligation of Seller: (a) constitute a violation (with or without the giving of notice or lapse of time) of any provision of law applicable to Purchaser,
(b) require any consent, approval or authorization of any Person or Governmental Body, except as described in Section 5.2.1, (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, Encumbrance, obligation or liability to which Purchaser is a party or by which Purchaser is bound or to which its assets are subject, or
(d) conflict with or result in a breach of or constitute a default under any provision of the articles of incorporation or bylaws of Purchaser.

3.4    CLAIMS AND LEGAL PROCEEDINGS

       There are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to Purchaser's knowledge, threatened against Purchaser, before or by any Agency or any other Person, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Purchaser is a party that involve the transactions contemplated hereby or that would alone or in the aggregate have a material adverse effect on the business, business prospects, assets or financial condition of Purchaser.

3.5    BROKERAGE

       Except for Dean Witter Reynolds, Inc. ("Dean Witter"), Purchaser has not retained any broker or finder in connection with the transactions contemplated by this Agreement. All fees of Dean Witter shall be exclusively for the account of Purchaser, and any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Purchaser.

3.6    FINANCING

       Purchaser has available sufficient sources of financing to perform its obligation hereunder to pay the Purchase Price.

                                ARTICLE IV  COVENANTS

       Purchaser covenants and agrees with Seller to perform and observe the following covenants, and Seller covenants and agrees with Purchaser to perform and observe the following covenants:

4.1    SCHEDULES

       (a) All representations and warranties contained herein shall apply to any exhibits, schedules or certificates (including all Schedules to the Disclosure Memorandum) delivered by Seller or any officer thereof to Purchaser, and each such exhibit, schedule or certificate (including all Schedules to the Disclosure Memorandum) shall be deemed to be a representation by Seller as to the matters set forth therein.

       (b) On or prior to the Closing Date, Seller may deliver to Purchaser one or more Schedules to the Disclosure Memorandum that are revised or updated to reflect changes to the operations or condition of Division's business between the date hereof and the Closing Date. Except with respect to the delivery of revised Schedule 1.1.5 to the Disclosure Memorandum to list additional contracts with customers, to reflect expiration of contracts in accordance with their terms and to set forth the amount of the Transferred VLAM Revenue, such revisions and updates (i) shall be effective only for the purpose of permitting Seller to deliver to Purchaser at the Closing an officers' certificate that contains a true and accurate restatement as of the Closing Date of the representations and warranties of Seller as set forth herein and (ii) shall not be effective for the purpose of determining any right to indemnification that Purchaser may have under Section 8.3 or any right to terminate, or not to consummate the Closing under, this Agreement that Purchaser may have under
Article VI, which rights shall be determined as if Seller had restated as of the Closing Date all of its representations and warranties without any revision or update to any Schedule to the Disclosure Memorandum.

       (c) Other than as set forth in Section 4.1(b), all Schedules to the Disclosure Memorandum may be amended only as agreed to in writing by the parties hereto.

4.2    ACCESS

       Seller shall, and shall cause each of its subsidiaries to, afford, during normal business hours during the period from the date of this Agreement through the Closing Date, to Purchaser's accountants, counsel, financial advisors, officers, environmental consultants and other representatives reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records primarily or materially relating to Division (excluding all vendor contracts, other than the active VLAM contracts transferred to Purchaser hereunder), and also permit such interviews with its officers and employees as may be reasonably requested in respect of Division's business, all the foregoing to be coordinated through such officers of Seller as Seller may designate; and, during such period, Seller shall, and shall cause each of its subsidiaries to, promptly furnish to Purchaser all information concerning Division's properties, assets, business and personnel as Purchaser may reasonably request and will facilitate and assist Purchaser during normal business hours in conducting interviews with employees of Seller relating to Division. Seller will provide support and assistance to Purchaser during normal business hours, as reasonably requested by Purchaser, in order to provide an orderly transition of Division's business on the Closing Date. From the date of this Agreement through the Closing Date, Purchaser and Seller shall consult with each other regarding any inquiries made by antitrust regulatory authorities relating to this Agreement or the transactions contemplated herein, including any issues raised by such authorities and the possible resolutions thereof. No investigation pursuant to this Section 4.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Purchaser or Seller pursuant to this Section 4.2 shall be kept confidential in accordance with the Confidentiality Agreement or, after the Closing Date, Section 4.7 of this Agreement.

4.3    ADVICE OF CLAIMS

       From the date of this Agreement to and including the Closing Date, Seller will promptly advise Purchaser in writing of the commencement or threat, or any rulings, decrees or other material developments in any claim, action or suit described in Schedule 2.9 to the Disclosure Memorandum or arising as described herein, of any claims, litigation or proceedings against or affecting Division, of which it has notice or knowledge.

4.4    CONDUCT PRIOR TO THE CLOSING DATE

       (a)    From the date of this Agreement to and including the Closing
Date, except as permitted, required or specifically contemplated by this Agreement or otherwise as approved in writing by Purchaser (which approval shall not be unreasonably withheld), all actions of Seller with respect to Division will be taken in the ordinary course of business and Seller will take no action inconsistent with this Agreement or that will cause any representation, warranty, Exhibit to this Agreement or Schedule to the Disclosure Memorandum to be untrue at the Closing Date, and will use commercially reasonable best efforts to cause the conditions set forth in

Sections 5.2 and 5.3 to be satisfied as soon as practicable following the date hereof and to preserve the continuity of Division and Division's beneficial relationships with its employees, suppliers, distributors, customers and others having business dealings with it. Purchaser shall use commercially reasonable best efforts to cause the conditions set forth in Sections 5.2 and 5.4 to be satisfied as soon as practicable following the date hereof.

       Each party (the "Notifying Party") shall promptly advise the other parties (the "Notified Parties") in writing of any event, or the nonoccurrence of any event, (i) that has caused, or would reasonably be expected to cause, a material breach by the Notifying Party of any representation or warranty that is not qualified as to materiality or a breach by the Notifying Party of any representation or warranty that is qualified by materiality, (ii) that has caused, or would reasonably be expected to cause, any covenant, condition or agreement contained in this Agreement or any Ancillary Document not to be complied with or satisfied, or (iii) in the case of Seller, having, or that would reasonably be expected to have, a Material Adverse Effect on Division; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the Notified Parties.

       (b) Without limiting the generality of the foregoing or limiting or reducing Purchaser's rights and Seller's obligations pursuant to Article I, Seller agrees to use all commercially reasonable best efforts to obtain, prior to the Closing, written consent to assignment (in form and substance reasonably satisfactory to Purchaser) of all agreements listed in Schedule 1.1.5 to the Disclosure Memorandum for which such consent is required, as reasonably requested by Purchaser, and to otherwise use all commercially reasonable best efforts prior to the Closing Date to provide for the transfer of customer relationships to Purchaser immediately following the Closing Date.

4.5    INSURANCE; LOSS OF OR DAMAGE TO ASSETS

       (a) Seller shall maintain, from the period commencing on the date of this Agreement and ending on the Closing Date, the same insurance coverages it maintained prior to the date hereof in respect of Division and the Assets.

       (b) Seller shall give Purchaser prompt written notice of (i) any loss, damage or destruction to any of the tangible Assets occurring on or after the date hereof and on or prior to the Closing Date, (ii) the estimated value of the portion of the tangible Assets so lost, damaged or destroyed, and (iii) the estimated cost of repair, replacement or reconstruction thereof. Without regard to the limitation set forth in Section 8.3.5, any insurance proceeds paid to Seller in respect of any such loss, damage or destruction shall be paid to Purchaser in accordance with Section 1.1.7 and

Seller shall pay all retention, deductible or copayments required under such insurance policies, it being acknowledged that all risk of loss of the Assets on or prior to the Closing Date will remain with Seller.

4.6    COOPERATION

       (a) Each party shall fully cooperate with the other parties and their advisors (i) in connection with any steps required to be taken as part of any party's obligations hereunder, (ii) in order to comply with their respective financial reporting obligations under applicable securities laws, and (iii) in order to carry out the purposes of this Agreement.

       (b) Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Seller and Purchaser shall (i) cooperate in the preparation and filing of such materials as may be required in order to comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law of any permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful or would prevent, delay or impose conditions on such consummation.

       (c) Notwithstanding any other provision of this Agreement, in response to any action taken or threatened to be taken by any court or Governmental Body, Purchaser shall not be required under this Agreement to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its business or assets or any portion of the business or assets of Division or agree to any limitations or restrictions in connection with its operation of such businesses that are likely to have a material adverse effect on the expected benefits of the transactions contemplated hereby to Purchaser, in order to consummate the transactions contemplated hereby.

4.7    CONFIDENTIALITY; PUBLICITY

       The Confidentiality and Standstill Agreement, dated November 7, 1994, between Seller and Purchaser, as amended and supplemented on January 13, 1995 and November 10, 1995 (the "Confidentiality Agreement"), shall remain in full force and effect until the Closing Date, except that (a) in the event that this Agreement shall be terminated prior to the Closing Date the time periods contained in the Confidentiality Agreement shall run from the date of termination of this Agreement and (b) Seller shall not request a return of any information or material referred to in the Confidentiality Agreement unless this Agreement shall be terminated prior to the

Closing Date in accordance with its terms. On the Closing Date, the Confidentiality Agreement shall terminate. From and after the Closing Date, Seller agrees to maintain any information and material used primarily in Division's business in confidence and not to use such information for any purpose other than internal accounting and Tax return preparation purposes, and Purchaser agrees to maintain any information and material received under the Confidentiality Agreement with respect to Seller and its business (other than Division's business) in confidence and not use such information for any purpose; provided, however, that each party hereto may disclose: (i) the Purchase Price and general terms of the transactions contemplated by this Agreement, (ii) any other information regarding such transactions as may be required by federal securities laws or other laws applicable to such party, and (iii) any information the disclosure of which is consented to in writing by the other party. Purchaser and Seller will use commercially reasonable efforts to provide the other party with copies of any press release or other public disclosure relating to this Agreement at least 24 hours prior to release.

4.8    AGREEMENT NOT TO COMPETE

       (a) Seller understands and acknowledges that Purchaser is entitled to protect and preserve the going-concern value of Division to the full extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 4.8(a), and, therefore, for the consideration to be received by Seller under this Agreement, Seller agrees that for a period of five years following the Closing Date, neither Seller nor any of its subsidiaries will directly or indirectly (i) engage in or represent in any way that it is connected with the corporate, governmental and educational business that it currently conducts through Division (except to the extent that the Seller Receivables are collected in its name), (ii) offer contract pricing for software or services to corporate, governmental or educational businesses, or (iii) engage in marketing and sales efforts through outbound telemarketing or a direct sales force; provided, however, that marketing and sales of products through Seller's retail channels (including offers and sales of products through general mass market advertising, through the Internet or through electronic ordering systems) shall not be prohibited by this Section 4.8(a) so long as in connection with such activities, Seller does not engage in the activities expressly prohibited by clause (i), (ii) or (iii) above and provided further that Seller, in any event, shall not sell more than 300 copies of any software product stock keeping unit on a single purchase order to any customer listed on
Exhibit 4.8 (which Exhibit lists the largest 200 customers of Division based on revenues from such customers recorded during that portion of fiscal 1996 ended January 27, 1996), other than any incidental sales in such amounts to any such customers who might place the order in person in one of Seller's retail stores. Seller shall not be deemed to have violated or breached the terms of this Section 4.8(a) solely by the offer and sale of Seller's Eletrade suite of products; provided that such offers and sales do not include as part of the Eletrade suite of products any type of electronic catalogue that includes product offerings by Seller of the nature sold by Division. Seller will offer to sell to Purchaser, for five years following the Closing Date, any such electronic catalogue product at the best price and terms that Seller makes available to any of its customers.

       For a period of one year following the Closing Date, Seller agrees that it will not hire, retain or employ any Person that is or becomes an employee of Purchaser on or prior to the Closing Date (other than Relevant Employees that are employed pursuant to Section 1.7.1 and whose employment is terminated by Purchaser on or prior to the end of the Collection Period). For purposes of this Section 4.8(a), the phrase "directly or indirectly engage in" includes having a direct or indirect ownership interest (other than ownership of less than five percent of the outstanding voting securities of a Person, which is registered under Section 12 of the Exchange Act) in any Person that engages in the business in question.

       (b) Purchaser understands and acknowledges that Seller is entitled to protect and preserve the going-concern value of Seller to the full extent permitted by law and that Seller would not have entered into this Agreement absent the provisions of this Section 4.8(b), and, therefore, for the consideration to be received by Purchaser under this Agreement, Purchaser agrees that for a period of one year following the Closing Date, except as expressly permitted in this Agreement, neither Purchaser nor any of its subsidiaries will hire, retain or employ any Person that is or becomes an employee of Seller's management information services department on or prior to the Closing Date, other than Relevant Employees who are terminated by Seller as contemplated by this Agreement.

       (c) Notwithstanding any other provision of this Agreement, each of the parties to this Agreement understands and agrees that the remedy of indemnity payments pursuant to Section 8.3 and other remedies at law would be inadequate in the case of any breach of the covenants contained in Sections 4.8(a) and 4.8(b), and Seller and Purchaser agree that a party shall be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such covenants by the other party.

4.9    POST-CLOSING EMPLOYMENT OBLIGATIONS

       (a) Schedule 4.9 to the Disclosure Memorandum contains a true and complete list of the Relevant Employees, their current positions with Division, their salary and benefits for the year ended December 31, 1995, the hire date for each such employee and their current employment status. On or prior to the Closing Date,

Purchaser will offer employment to the Relevant Employees designated in accordance with Section 1.7.1 and will designate all other Relevant Employees that Purchaser will offer to employ on or immediately after the Closing Date.

       (b) Seller shall be and remain solely liable for all liabilities and obligations of, including all benefits, severance, medical, dental and optical claims, disability payments, group life and accidental death and dismemberment insurance claims, retirement benefits and vacation benefits relating to its past and present employment of, all of its employees, including the Relevant Employees, through the Closing Date. With respect to such employees, Seller shall have sole responsibility for complying with, and shall retain all liabilities and obligations resulting from any noncompliance with, the requirements of COBRA, the WARN Act and any other state, federal or local requirements with respect to any termination of employment caused by a reduction in work force, shutdown, plant closure or other employment termination in connection with the transactions contemplated by this Agreement.

       (c) Offers of employment by Purchaser to the Relevant Employees pursuant to Section 1.7.1 or identified pursuant to Section 4.9(a) shall be on terms and conditions comparable to those extended to Purchaser's employees performing comparable functions, and shall include all customary benefits (including, if applicable, severance benefits); except that Seller shall remain liable, and shall reimburse Purchaser for costs incurred by Purchaser, for any and all severance benefits and other severance-related costs relating to the Relevant Employees hired pursuant to Section 1.7.1 whose employment is terminated by Purchaser within the 30 days following the Collection Period. To the Relevant Employees who are hired by Purchaser on the Closing Date and whose employment is subsequently terminated by Purchaser, Purchaser will give service benefit credit under the terms of Purchaser's severance pay plan for their period of service with Seller. All Relevant Employees hired by Purchaser pursuant to Section 4.9(a) who are designated in Schedule 4.9 to the Disclosure Memorandum as being currently eligible to receive sales commissions under Seller's sales commission policies shall be eligible to receive sales commissions from Purchaser in accordance with Purchaser's sales commission policies, including, to the extent payable under Purchaser's policies, commissions relating to the Transferred VLAM Revenue.

       (d) To the extent any Person seeks severance pay or other sums pursuant to a severance pay practice or obligation maintained by Seller, Seller shall indemnify, defend and hold harmless Purchaser for any such claims, liabilities or obligations. Except as provided in Section 4.9(c), to the extent any Relevant Employee hired by Purchaser on or after the Closing Date seeks severance pay, benefits, commissions or any other sums relating to the employment, discharge, termination of employment or other conduct by Purchaser from and after the hiring of such Relevant Employee by Purchaser, Purchaser shall indemnify, defend and hold harmless Seller for any such claims, liabilities or obligations. None of the payments provided for in this Section 4.9 shall be subject to the limitation set forth in Section 8.3.5, nor shall such payments be counted toward calculating the aggregate amount of claims set forth in such limitation.

4.10   PROPOSALS FOR ACQUISITION OF DIVISION

       Seller will, and will cause its agents, directors and employees to, immediately notify each other Person that has indicated an interest in acquiring Division of the execution of this Agreement by Seller and Purchaser and will immediately cease discussions or negotiations with each such Person conducted heretofore in respect of any sale of the Assets or of Division (an "Acquisition Transaction"). Seller shall promptly request and obtain the return of all information provided to any such Person. Seller shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly,
(a) solicit, initiate or encourage discussions or negotiations with, or provide any information to, any Person other than Purchaser or its affiliates, or any group in which Purchaser or its affiliates participate, concerning an Acquisition Transaction or (b) otherwise solicit, initiate or encourage inquiries or the submission of any proposal contemplating an Acquisition Transaction. Seller will promptly communicate to Purchaser the terms of any inquiry or proposal that it may receive with respect to an Acquisition Transaction. Seller's notification under this Section 4.10 shall include the identity of the Person making such proposal and the terms of such proposal.

4.11   FULFILLMENT AGREEMENT

       Prior to the Closing, the parties shall prepare and agree upon the definitive terms of a Fulfillment Agreement (the "Fulfillment Agreement"), to be entered into at the Closing, in substantially the form set forth in Exhibit 4.11 and any additional terms agreed upon by the parties, the primary purpose of which shall be to facilitate the orderly transfer of Division's business from Seller to Purchaser.

4.12   CALL CENTER LEASE

       Prior to the Closing, the parties shall prepare and agree upon the definitive terms of a Lease Agreement (the "Call Center Lease"), to be entered into at the Closing, in substantially the form set forth in Exhibit 4.12 and any additional terms agreed upon by the parties, pursuant to which Seller will lease to Purchaser its call center facility located in Liberty Lake, Washington (the "Call Center").

4.13   PRORATION; REIMBURSEMENTS WITH RESPECT TO LEASED PROPERTY

       Purchaser and Seller shall each pay their respective portions prorated as of the Closing Date of (a) state and local ad valorem personal property Taxes payable on the Assets and (b) rental payments due on the Assets. Each party shall pay to the other party any amounts owed hereunder as promptly as practicable after such amounts are determined.

4.14   EXPENSES; CERTAIN PAYMENTS

       (a) In the event that this Agreement shall be terminated by Purchaser pursuant to Section 6.2 (a "Purchaser Termination"), Seller shall promptly (and, in any event, within five days after submission of statements therefor) pay Purchaser all its reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement, including legal fees and expenses and amounts payable to bank financial institutions and investment bankers in connection with any financing of the transactions contemplated hereby in an amount not to exceed $750,000. Further, notwithstanding the termination of this Agreement, if, within 12 months following a Purchaser Termination, Seller or any of its affiliates enters into an agreement for the sale of Division or any material part thereof with any third party, Seller agrees to pay Purchaser a fee of $3,000,000 within two business days after such agreement is entered into by Seller or any of its affiliates.

       (b) In the event that this Agreement shall be terminated by Seller pursuant to Section 6.3, Purchaser shall promptly (and, in any event, within five days after submission of statements therefor) pay Seller all its reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement, including legal fees and expenses and amounts payable to investment bankers in connection with any of the transactions contemplated hereby in an amount not to exceed $750,000.

       (c) This Section 4.14 shall survive termination of this Agreement for any reason.

4.15   EMPLOYEE BENEFITS MATTERS

       (a) Each Relevant Employee hired by Purchaser on the Closing Date and his or her dependents will be eligible to enroll in Purchaser's group health plan upon meeting the eligibility requirements thereof and, if permitted under Purchaser's group health plan will receive credit for service with Seller toward the applicable health plan service requirement; provided, however, that if the preexisting condition exclusion of Purchaser's group health plan shall apply, and with respect to any Relevant Employee hired by Purchaser on the Closing Date or his or her dependent who is adversely affected by the preexisting condition exclusion, Seller will pay on behalf of such Relevant Employee or dependent the continuation coverage premiums required to maintain such person's coverage under Seller's group health plan for a period that shall not exceed the lesser of the applicable period during which the preexisting exclusion limitation applies and six months.

       (b) Seller agrees that any Relevant Employee hired by Purchaser on the Closing Date may roll over any eligible rollover distribution from an eligible Seller retirement plan to an employee compensation plan adopted by Purchaser pursuant to Section 401(k) of the Code (a "Purchaser 401(k) Plan") to the extent permitted by such Purchaser 401(k) Plan and pursuant to its terms; provided that such Relevant Employees will be subject to all vesting and other requirements applicable to new employees of Purchaser participating in such Purchaser 401(k) Plan. "Eligible rollover distribution" and "eligible retirement plan" have the meanings given them under Section 402 of the Code.

       (c) Seller will, in accordance with the applicable provisions of each pension, profit-sharing, 401(k) or other funded welfare benefit plan maintained by Seller, make all contributions required to be made under such plans on behalf of the employees of Division for their period of employment with Seller on or before the date those contributions are due under each such plan.

4.16   DELIVERY OF INTERIM FINANCIAL STATEMENTS

       Within three weeks after the last day of each fiscal month end after the date hereof until the Closing Date, Seller shall deliver to Purchaser statements of earnings of Division for the one-month period then ended (the "Interim Financial Statements"). The Interim Financial Statements shall be prepared so as to present fairly, in all material respects, consistent with past practices, the results of operations of Division for the periods covered thereby.

4.17   PROTECTION AND PRESERVATION OF RECORDS

       In consideration for Seller's transfer of the books and records relating to Division pursuant to Section 1.1.6 (the "Division Records"), Purchaser agrees to protect and preserve the Division Records using the same standard of care that Purchaser uses with respect to its own records and to provide Seller with reasonable access to the Division Records for its legitimate business purposes during normal business hours for a period of seven years (the "Retention Period"). Seller will deliver to Purchaser along with the Division Records an inventory of such records and specific permitted destruction dates for such records. In accordance with Section 8.3,

Purchaser shall indemnify and hold harmless Seller against any and all losses, damages, costs and expenses arising from the loss or destruction by Purchaser of any Division Records that is not in accordance with the destruction schedule provided by Seller. Purchaser shall not be liable for any destruction or loss of Division Records after the date set forth for its destruction in such schedule or, in any event, after the Retention Period has terminated. If necessary in connection with any audit, investigation or legal process, Seller shall be permitted to copy Division Records at Seller's expense during normal business hours upon five days' prior notice to Purchaser. Purchaser agrees to notify Seller if it should receive any request, order or subpoena to provide the Division Records to any governmental entity or other third party.

                      ARTICLE V  THE CLOSING; CLOSING CONDITIONS

5.1    CLOSING

       Subject to the fulfillment or waiver of the conditions set forth in this
Article V, the Closing shall take place at the offices of Perkins Coie, 1201 Third Avenue, 46th Floor, Seattle, Washington, on (a) the fifth business day following the satisfaction of the conditions set forth in Section 5.2 or
(b) such other date as Purchaser and Seller may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in this Article V (such date, the "Closing Date").

5.2    CONDITIONS TO OBLIGATIONS OF EACH PARTY
       The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

       5.2.1   HART-SCOTT-RODINO

       The parties shall have received notification of the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       5.2.2   NO INJUNCTIONS

       There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing or materially delaying consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

5.3    CONDITIONS TO OBLIGATIONS OF PURCHASER

       The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Purchaser, to the extent permitted by applicable law:

       5.3.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

       The representations and warranties of Seller contained herein (including the Schedules to the Disclosure Memorandum) shall have been true, in the case of representations and warranties qualified as to materiality, and true in all material respects, in the case of representations and warranties not so qualified, when made and shall be true or true in all material respects, as the case may be, as of the Closing Date as though made on that date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true or true in all material respects, as the case may be, as of the specified date; provided, however, that a failure of the condition set forth in this Section 5.3.1 shall not be deemed to have occurred if any such failure of a representation or warranty to be true or true in all material respects, as the case may be, results only in an Excluded Liability and reasonably could not (a) impair Purchaser's rights under this Agreement or rights to or use of the Assets,
(b) impair the value of Division's business to Purchaser, or (c) result in any liability or obligation of Purchaser.

       5.3.2   PERFORMANCE OF AGREEMENTS

       (a) Seller shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement and the Ancillary Documents to be performed and complied with by it at or prior to the Closing.

       (b) A minimum of 30 calendar days shall have expired from the date of execution of this Agreement in order to provide for an orderly transition of contracts and customer, employee and vendor relationships relating to Division.

       (c) All updates and changes to the Disclosure Memorandum and all supporting information shall have been delivered by Seller to Purchaser at least five business days prior to the Closing Date.

       (d) Seller shall have provided to Purchaser complete copies of all information, commitments, contracts, documents and agreements relating primarily or materially to the operation of Division (excluding all vendor contracts, other than the active VLAM contracts transferred to Purchaser hereunder) pursuant to a schedule agreed to by Seller and Purchaser.

       5.3.3   OFFICERS' CERTIFICATES

       Purchaser shall have received certificates of Seller's President or Vice President, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying that the conditions to Seller's obligations have been fulfilled (including a certification as to the accuracy of Seller's representations and warranties as set forth in Section 5.3.1). Purchaser shall have received certificates of Seller's Secretary or Assistant Secretary, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser.

       5.3.4   NO GOVERNMENTAL PROCEEDING OR LITIGATION

       In connection with the transactions contemplated by this Agreement, there shall not have been instituted or be pending any action, investigation, inquiry or other proceeding having a reasonable likelihood of success by or before any Governmental Body or court of competent jurisdiction, nor shall there be in effect any judgment, writ, decree, injunction or order of any Governmental Body or court of competent jurisdiction, in either case, seeking or imposing any remedy, restriction, condition or other action of the type referred to in
Section 4.6(c); provided, however, that with respect to any such judgment, writ, decree, injunction or order Seller shall have performed its obligations under
Section 4.6(b), subject to the terms of Section 4.6(c).

       5.3.5   DELIVERY OF DOCUMENTS

       Seller shall deliver the following documents, agreements and supporting papers to Purchaser at the Closing, and the delivery of each shall be a condition to Purchaser's performance of their respective obligations to be performed at the Closing:

               (a)  An executed Bill of Sale;

               (b) A counterpart of the Assignment and Assumption Agreements executed by Seller, Operating and International, as applicable;

               (c) Documents and instruments necessary to transfer Seller's lockbox account to Purchaser, together with an instrument evidencing Purchaser's endorsement authority with respect to the Seller Receivables;

               (d) Written consent to assignment (in form and substance reasonably satisfactory to Purchaser) of all agreements listed on Schedule 5.3.5(d) to the Disclosure Memorandum;

               (e)  A counterpart of the Fulfillment Agreement;

               (f)  A counterpart of the Call Center Lease; and

               (g) Counterparts of each of the other Ancillary Documents to be executed by Seller duly executed by Seller.

       5.3.6   MATERIAL ADVERSE CHANGE

       From the date of the most recent financial information provided to Purchaser by Seller through the Closing Date, Division shall not have experienced a Material Adverse Change; provided that, for purposes of this
Section 5.3.6 only, a Material Adverse Change shall not be deemed to have occurred unless the revenues of Division decline from the corresponding period in the prior year (a) more than 22% for the month of February 1996, (b) more than 20% in the aggregate for the months of March and April 1996 combined, and
(c) more than 20% for any month beginning after April 1996.

5.4    CONDITIONS TO OBLIGATIONS OF SELLER

       The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller, to the extent permitted by applicable law:

       5.4.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

       The representations and warranties of Purchaser contained herein shall have been true when made and shall be true, in the case of representations and warranties qualified as to materiality, and true in all material respects, in the case of representations and warranties not so qualified, as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true or true in all material respects, as the case may be, as of the specified date.

       5.4.2   PERFORMANCE OF AGREEMENTS
       Purchaser shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

       5.4.3   OFFICERS' CERTIFICATES

       Seller shall have received certificates of Purchaser's Chief Executive Officer, President or Vice President, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying that the conditions to Purchaser's obligations have been fulfilled. Seller shall have received certificates of Purchaser's Secretary or Assistant Secretary, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

       5.4.4   DELIVERY OF PURCHASE PRICE AND DOCUMENTS

       Purchaser shall deliver the following funds, documents, agreements and supporting papers to Seller at the Closing, and the delivery of each shall be a condition to Seller's performance of its obligations to be performed at the
Closing:

               (a) Payment, in same day funds, to Seller of the full amount of the Purchase Price;

               (b) A counterpart of the Assignment and Assumption Agreements executed by Purchaser;

               (c)    A counterpart of the Fulfillment Agreement;

               (d)    A counterpart of the Call Center Lease; and

               (e) Counterparts of each of the other Ancillary Documents to be executed by Purchaser duly executed by Purchaser.

                               ARTICLE VI  TERMINATION

6.1    TERMINATION BY MUTUAL CONSENT

       This Agreement may be terminated at any time prior to the Closing either by the mutual written consent of Purchaser and Seller or by mutual action of their respective Boards of Directors.

6.2    TERMINATION BY PURCHASER

       This Agreement may be terminated at any time prior to the Closing (upon written notice from Purchaser to Seller) by Purchaser if (a) there has been a material breach by Seller of any representation or warranty that is not qualified as to materiality or a breach by Seller of any representation that is qualified as to materiality, in each case which breach has not been cured, if capable of being cured, within 30 days after receipt by Seller of notice of the breach; provided, however, that no right to terminate this Agreement shall arise from any such breach that results only in an Excluded Liability and that reasonably could not (i) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (ii) impair the value of Division to Purchaser, or (iii) result in any liability or obligation of Purchaser or (b) Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured, if capable of being cured, within 30 days after receipt by Seller of notice of such failure to comply.

6.3    TERMINATION BY SELLER

       This Agreement may be terminated at any time prior to the Closing (upon written notice from Seller to Purchaser) by Seller if (a) there has been a material breach by Purchaser of any representation or warranty that is not qualified as to materiality or a breach by Purchaser of any representation that is qualified as to materiality, in each case which breach has not been cured, if capable of being cured, within 30 days after receipt by Purchaser of notice of the breach or (b) Purchaser shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured, if capable of being cured, within 30 days after receipt by Purchaser of notice of such failure to comply.

6.4    TERMINATION BY EITHER PURCHASER OR SELLER

       This Agreement may be terminated (upon notice from the terminating party to the other party) by action of the Board of Directors of either Purchaser or Seller if (a) the Closing shall not have occurred by May 31, 1996; provided, however, that (i) the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date and (ii) such date shall be extended through the later of the receipt of notification of the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as such period may have been extended by the applicable Governmental Body, and the completion of any litigation in which the parties are involved pursuant to Section 4.6(b) in connection with a challenge to the transactions contemplated hereby on antitrust grounds (but such extension shall terminate no later than July 31, 1996) or (b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, decree, ruling or other action shall have become final and nonappealable.

6.5    EFFECT OF TERMINATION AND ABANDONMENT

In the event of termination of this Agreement pursuant to this Article VI, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as expressly provided in this Agreement (including, but not limited to, Section 4.14) and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                               ARTICLE VII  DEFINITIONS

7.1    DEFINED TERMS

       As used in this Agreement, the following terms shall have the following meanings:

       "Acquisition Transaction" is defined in Section 4.10.

       "Adjustments" is defined in Section 1.7.4.

       "Agency" is defined in Section 2.9.

       "Ancillary Documents" means the Bill of Sale, the Assignment and Assumption Agreement, the Call Center Lease and the Fulfillment Agreement.

       "Assets" is defined in Section 1.1.

       "Assignment and Assumption Agreement" is defined in Section 1.8(a).

       "Assumed Liabilities" is defined in Section 1.3.

       "Bill of Sale" is defined in Section 1.8(a).

       "business day" means any day on which banks in New York, New York are open for business.

       "Call Center" is defined in Section 4.12.

       "Call Center Lease" is defined in Section 4.12.

       "CGE Products" are products sold by Division to its customers.

       "Closing" means the Closing of the purchase and sale of the Assets and the assumption by Purchaser of the Assumed Liabilities on the Closing Date, in accordance with this Agreement.

       "Closing Date" is defined in Section 5.1.

       "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Collection Period" is defined in Section 1.7.1.

       "Confidentiality Agreement" is defined in Section 4.7.

       "Dean Witter" is defined in Section 3.5.

       "Designated Seller Receivables" is defined in Section 1.7.6(b).

       "Determination Date" is defined in Section 1.7.6(a).

       "Disclosure Memorandum" means that certain Disclosure Memorandum dated the date hereof and delivered by Seller to Purchaser on the date hereof in connection with this Agreement.

       "Division" is defined in Recital A.

       "Division Records" is defined in Section 4.17.

       "DLJ" is defined in Section 2.18.

       "ELEKOM" means ELEKOM Corporation, a Washington corporation and an indirect wholly owned subsidiary of Seller.

       "Employee Benefit Plans" means all employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section (3)(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of Division's employees.

       "Encumbrance" means any lien, mortgage, lease, pledge, deed of trust, security interest, conditional sales agreement, charge, encumbrance or other adverse claim or interest of any kind.

       "Enterprise Number" means the number utilized by Seller for recording accounting information with respect to a specific customer (which generally relates to an entire entity, but in some instances may relate to a specific division or other sub-group within an entity).

       "Environmental Laws" means all federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), permits, orders, decrees, guidelines, standards, policies and other requirements of Governmental Bodies, whether existing as of the Closing Date or at any time prior, relating to the protection of human health, safety or the environment.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Errors" is defined in Section 1.7.4.

       "Exception Report" is defined in Section 1.7.2(b)(ii).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Excluded Assets" is defined in Section 1.2.

       "Excluded Liabilities" is defined in Section 1.4.

       "Financials" is defined in Section 2.17.

       "Fulfillment Agreement" is defined in Section 4.11.

       "GAAP" means generally accepted accounting principles and standards.

       "Governmental Body" means any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

       "Hazardous Materials" means all chemicals, materials, substances or wastes that are designated, defined or included in any definition under any Environmental Laws as dangerous, hazardous, radioactive or toxic or as a pollutant or contaminant.

       "Indemnifying Party" is defined in Section 8.3.3.

       "Indemnitee" is defined in Section 8.3.3.

       "Interim Financial Statements" is defined in Section 4.16.

       "International" means Egghead International, Inc., a Washington corporation and wholly owned subsidiary of Seller.

       "Joint Venture Agreement" means that certain joint venture agreement dated February 20, 1995 between International and Uchida Yako, Co., Ltd., a Japanese corporation.

       "Joint Venture Shares" means all the shares of Egghead-Uchida, Inc., a Japanese corporation formed pursuant to the Joint Venture Agreement, owned by International.

       "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Division, any change or effect, respectively, that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the business, properties, Assets, liabilities, condition (financial or otherwise), results of operation or prospects of Division taken as a whole.

          "Nonassignable Assets" is defined in Section 1.10(a).

          "Notified Parties" is defined in Section 4.4(a).

          "Notifying Party" is defined in Section 4.4(a).

          "Offered Price" is defined in Section 1.7.6(c).

          "Operating" is defined in the first paragraph of this Agreement.

          "Person" means any individual, partnership, joint-stock company, firm, corporation, association, unincorporated organization, joint venture, trust or other entity.
        "Personal Property" is defined in Section 2.6(a).

        "Personal Property Leases" is defined in Section 1.1.2.

        "Pre-Closing Discount" is defined in Section 1.7.4.

        "Preliminary VLAM Revenue" is defined in Section 1.1.5(b).

        "Purchase Price" is defined in Section 1.6.

        "Purchaser" is defined in the first paragraph of this Agreement.

        "Purchaser 401(k) Plan" is defined in Section 4.15(b).

        "Purchaser Termination" is defined in Section 4.14(a).

        "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

        "Relevant Employees" means those employees listed on Schedule 4.9 to the Disclosure Memorandum.

        "Residual Price" is defined in Section 1.7.6(d).

        "Residual Seller Receivables" is defined in Section 1.7.6(c).

        "Retention Period" is defined in Section 4.17.

        "Returns" is defined in Section 1.7.4.

        "SEC Reports" is defined in Section 2.17.

        "Seller" is defined in the first paragraph of this Agreement.

        "Seller Receivables" is defined in Section 1.2.4.

        "Significant Customer" means a customer that purchased in excess of $50,000 of shrinkwrap software during that portion of fiscal 1996 ended December 30, 1995.

        "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States, or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

        "Transferred VLAM Revenue" is defined in Section 1.1.5(b).

        "Uncollected Seller Receivables" is defined in Section 1.7.6(a).

        "VLAM" is defined in Section 1.1.5(a).

        "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

        "Weekly Report" is defined in Section 1.7.2(b)(v).

        "Weekly Detailed Cash Application Report" is defined in
Section 1.7.2(b)(iii).

7.2     OTHER DEFINITIONAL MATTERS

        (a) The words "this Agreement," "hereby," "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article," "Section," "Schedule" and "Exhibit" and like references are to this Agreement, unless otherwise specified.

        (b) Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

        (c) Any defined term that relates to a document shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions that may heretofore have been or that may hereafter be executed in accordance with the terms thereof and as may be permitted by this Agreement.

                                ARTICLE VIII  GENERAL

8.1     EXPENSES

        (a) Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Purchaser shall pay its own fees, costs and expenses and Seller shall pay its own fees, costs and expenses incident to the negotiation, preparation and carrying out of this Agreement.

        (b) Any fees payable directly to the United States government under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be shared equally by Purchaser and Seller.

8.2     AMENDMENT

        Purchaser and Seller may amend, modify or supplement this Agreement at any time, but only in a writing duly executed on behalf of each of the parties.

8.3     INDEMNIFICATION AND SURVIVAL OF WARRANTIES

        8.3.1 Seller agrees to indemnify Purchaser, its successors and permitted assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, costs and expenses, including, without limitation, attorneys' fees incurred by any such party by reason of a breach of any of the representations or warranties, or covenants or agreements contained in this Agreement, damages suffered and costs, and liabilities incurred as a result of Seller's failure to satisfy the Excluded Liabilities, breach of undertakings in any other document, supplement, instrument, agreement, letter, amendment or assignment related to or executed in connection herewith, or in any officers' certificate or other certificate delivered to Purchaser or its affiliates at or in connection with the Closing. Purchaser agrees to indemnify Seller, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, costs and expenses, including attorneys' fees incurred by such party by reason of a breach of any of the representations or warranties, or covenants or agreements contained in this Agreement or damages suffered as a result of Purchaser's failure to satisfy the Assumed Liabilities, breach of undertakings in any other document, supplement, instrument, agreement, letter, amendment or assignment related to or executed in connection herewith, or in any officers' certificate or other certificate delivered to Seller or its affiliates at or in connection with the Closing. For purposes of the indemnifications made in this Section 8.3, all representations and warranties shall be deemed to have been made as of and at the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

        8.3.2 The indemnified party shall promptly notify the indemnifying party in writing of any matters that may give rise to the right of indemnification hereunder.

        8.3.3 With respect to claims made by third parties, if Purchaser or Seller is threatened with any claim, or any claim is presented to or any action or proceeding commenced against Purchaser or Seller, that may give rise to the right of indem-nification hereunder, Purchaser or Seller, as the case may be (the "Indemnitee"), will give written notice thereof promptly (and in no event later than the last survival date of the representation and warranty for the breach of which indemnification is sought) to the party or parties bearing the indemnification obligation (the "Indemnifying Party"). The Indemnifying Party shall have the right to participate in the defense of such claim, action or proceeding, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof with counsel mutually satisfactory to such parties and the Indemnitee. If, pursuant to the foregoing, the Indemnifying Party and the Indemnitee agree upon mutually satisfactory counsel to assume the defense, the Indemnifying Party shall assume the expense of such counsel's fees and shall no longer assume the expense of the Indemnitee's attorneys' fees. In the event the Indemnifying Party undertakes to compromise or defend any such liability, the Indemnifying Party shall notify the Indemnitee in writing promptly of its intention to do so, and the Indemnitee shall cooperate with the Indemnifying Party and its counsel in the compromising of or the defending against any such liabilities or claims, at the expense of the Indemnifying Party. Such cooperation shall include, but shall not be limited to, the provision to the Indemnifying Party of reasonable access to the Indemnitee's business records, research, documents and employees as they relate to the defense of any indemnified claim. In response to a bona fide settlement offer, the Indemnifying Party may settle the monetary portion of an indemnifiable matter that it has duly elected to contest without the consent of the Indemnitee unless such settlement has a material adverse effect on the Indemnitee, in which case such matters shall only be settled with the consent of the Indemnitee; provided, however, that the Indemnifying Party shall not have the right to agree to a settlement involving injunctive or other equitable relief without obtaining the prior written consent of the Indemnitee. In the event the Indemnitee unreasonably declines to consent to the monetary settlement described in the preceding sentence, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement.

        8.3.4  All representations and warranties made by Purchaser in
Article III and Seller in Article II shall survive the Closing until 18 months after the Closing Date (except for the representations and warranties set forth in Sections 2.1 and 2.2, which shall survive indefinitely, and the representations and warranties for Taxes, Compliance With Environmental Laws and ERISA set forth in Sections 2.5, 2.7 and 2.16, respectively, which shall survive for the applicable statute of limitations period (including any extensions that may have been obtained) plus an additional three months) and shall thereafter be null and void. Unless specifically limited as to duration, the agreements, covenants and other obligations under this Agreement, other than the representations and warranties referred to above, shall survive the Closing indefinitely. Each statement appearing in any Schedule to the Disclosure Memorandum or this Agreement shall survive the Closing for the same period as the provision of this Agreement to which such Schedule relates. All indemnification claims under this Agreement shall be made by notice given during the period specified above for survival of the provision of this Agreement on which such claim is based. The indemnification obligations for claims that are timely presented hereunder shall last until the matter giving rise to such indemnification obligations, including all appeals with respect thereto, has been fully and finally resolved.

        8.3.5 No claim for indemnification shall be made under this Section 8.3 until the aggregate amount of any claim or claims equals or exceeds 1% of the Purchase Price, at which time the Indemnitee shall have the right to indemnification for all losses, damages, costs and expenses, including the amount of such losses that were first incurred equal to 1% of the Purchase Price.

8.4    BULK SALES

       Purchaser hereby waives compliance with the Bulk Sales Laws of the State of Washington and Seller agrees to indemnify and hold harmless Purchaser from, and reimburse Purchaser for, any and all claims, liabilities or obligations that Purchaser may suffer or incur by virtue of such noncompliance.

8.5     ENTIRE UNDERSTANDING


        Except as provided herein with respect to the Confidentiality Agreement, the terms set forth in this Agreement and in the Ancillary Documents are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms.

8.6     WAIVERS

        Any terms, covenants, representations, warranties or agreements of any party hereto may be waived at any time by an instrument in writing executed by the party for whose benefit such terms exist. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

8.7     COUNTERPARTS

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8     HEADINGS

        The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed parts hereof.

8.9     APPLICABLE LAW

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such state.

8.10    PARTIES IN INTEREST

        All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any part hereof shall be assigned without the prior written consent of the other party; provided, however, that Purchaser may, prior to or after the Closing, assign all or part of its right, title and interest in, to and under this Agreement and the documents, agreements and supporting papers delivered in connection herewith to a wholly owned subsidiary of Purchaser that succeeds to the ownership of the Assets or to any lender to Purchaser or such successor subsidiary from time to time; provided further that no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

8.11    NOTICES

        Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered or deposited in the mail, postage prepaid, sent certified or registered, and addressed as respectively set forth below, or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery and any notice so mailed shall be deemed to be received three days after the date on which it was mailed.

Notices to Purchaser and Seller shall be sent as follows:
TO PURCHASER:

          (a)  SOFTWARE SPECTRUM, INC.
               2140 Merritt Drive
               Garland, Texas 75041
               Attention:  Ms. Judy O. Sims

          with a copy to:

               Locke Purnell Rain Harrell
               2200 Ross Avenue, Suite 2200
               Dallas, Texas 75201
               Attention:  Mr. Robert D. Graham

TO SELLER OR OPERATING:

          (b)  EGGHEAD, INC.
               22705 East Mission
               Liberty Lake, Washington 99019
               Attention:  Mr. Terence M. Strom

          with a copy to:

               Perkins Coie
               1201 Third Avenue, 40th Floor
               Seattle, Washington 98101-3099
               Attention:  Mr. Charles J. Katz

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                                  SOFTWARE SPECTRUM, INC.


                                                  By /s/ Judy O. Sims
                                                     -----------------------
                                                     Its CEO
                                                         -------------------


                                                  EGGHEAD, INC.


                                                  By /s/ Lawrence Strom
                                                     -----------------------
                                                     Its President & CEO
                                                         -------------------


                                                  DJ&J SOFTWARE CORPORATION


                                                  By /s/ Lawrence Strom
                                                     -----------------------
                                                     Its President & CEO
                                                         -------------------

       The Disclosure Memorandum and Exhibits 1.7.3, 1.7.4, 1.8(a)-1, 1.8(a)-2 and 4.8 to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the Disclosure Memorandum and such exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.

                                                                   EXHIBIT 4.11

                                FULFILLMENT AGREEMENT

    THIS FULFILLMENT AGREEMENT (this "Agreement") is entered into this _____ day of ______, 1996 by and among Software Spectrum, Inc., a Texas corporation ("Purchaser"), Egghead, Inc., a Washington corporation ("Seller"), and DJ&J Software Corporation, a Washington corporation and a wholly owned subsidiary of Seller ("Operating").

                                       RECITALS

    A. Pursuant to that certain Asset Purchase Agreement dated March 23, 1996 among the parties hereto (the "Purchase Agreement"), Purchaser is acquiring certain of the operating assets of the corporate, governmental and educational products division of Seller ("Division").

    B. During the period following the date of this Agreement, Purchaser desires to obtain from Seller, and Seller is willing to provide to Purchaser through Operating, certain fulfillment services with respect to sales of products to customers of Division (the "CGE Products") and other services relating to the business of Division, all in accordance with the terms and conditions of this Agreement.

    C. All terms not defined herein shall have the same meaning as set forth in the Purchase Agreement. The words "this Agreement," "hereby," "herein," "hereof," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the word "Section," "Schedule" and like references are to this Agreement, unless otherwise specified. Except as otherwise specified in this Agreement, all references to "Seller" shall include Operating.

                                      AGREEMENT

1.  SERVICES TO BE PROVIDED.
    1.1  SERVICES PROVIDED.

    During the Fulfillment Period (as hereinafter defined), Seller shall provide to Purchaser the following fulfillment services (the "Fulfillment Services") with respect to sales of CGE Products to customers of Division:

    (a) Maintain in inventory the CGE Products listed in Schedule A(1) in the quantities set forth on Schedule A, as such CGE Products and such amounts may be amended from time to time by agreement between Seller and Purchaser, which shall consist of CGE Products sold primarily by Division and only incidentally by Seller's retail operations (the "Schedule A Inventory"), but only to the extent such CGE Products are available from suppliers (it being understood that Seller and Purchaser shall use their commercially reasonable best efforts to return to the supplier any CGE Products that have been deleted from (or the amounts reduced on) Schedule A);

    (b) Maintain in inventory an adequate supply of CGE Products listed on Schedule B(2) that are sold by both Division and Seller's retail operations (the "Schedule B Inventory"), but only to the extent such CGE Products are available from suppliers;

    (c) Maintain in inventory an adequate supply of new software products released by publishers during the term hereof that Seller and Purchaser shall identify periodically by mutual agreement (the "New Product Inventory"), but only to the extent such new products are available from suppliers (provided that a 50-50 distribution of the available supply of any high-demand new products between Seller's retail operations and Division shall constitute an "adequate" supply);

    (d) Supply the CGE Products listed in Schedule C, if available in Seller's inventory, but shall have no obligation to maintain inventories of such products;

    (e) As part of the Fulfillment Services, Seller will ensure that Purchaser's packing slips, invoices and "remit to" information are included on the cartons shipped pursuant to this Agreement. In this regard, Purchaser will provide Seller with supplies of forms for inclusion with the cartons that conform to, and do not require modification of, Seller's existing software formats and computer system;

    (f) Ensure the shipment of Schedule A Inventory, Schedule B Inventory and New Product Inventory products (in the case of the Schedule B Inventory and New Product Inventory to the extent available from suppliers) to customers of Division such that 98% of orders for such products received prior to 2:00 p.m., Spokane time,

--------------------------

    (1) Seller and Purchaser will agree, prior to the Closing Date, on a subset of the CGE Products that will be listed on Schedule A.

    (2) Seller and Purchaser will agree, prior to the Closing Date, on a subset of the CGE Products that will be listed on Schedule B.

for fulfillment are accurately filled and shipped on the same day that such orders are received; provided that such products are available in Seller's inventory;

    (g)  Process invoices relating to orders shipped pursuant to this Section
1.1. Customer returns, customer credits and price adjustments for products shipped by Seller pursuant to this Agreement during the Fulfillment Period shall be the sole responsibility of Purchaser. Seller will cooperate with Purchaser and will use commercially reasonable best efforts to assist Purchaser in obtaining credits from vendors for returns for any products not authorized for sale by Purchaser but shipped by Seller pursuant to this Agreement during the Fulfillment Period; and

    (h) Provide Purchaser with reports on the Fulfillment Services in the same reporting formats, with the same detail, with the same frequency and promptness and for the same time periods as historically prepared by Seller for Division prior to Closing.

    Purchaser understands and agrees that (i) Seller will have no obligation to maintain in inventory or otherwise make available any products not listed on Schedule A, Schedule B or Schedule C or included in New Product Inventory, and that Purchaser will obtain any such products ("special orders") from other sources, and (ii) Purchaser assumes responsibility for all special order processing. In connection with special order processing, Purchaser will be responsible for locating such products and arranging for shipment of such products to Seller's warehouse. Seller will process such products in Seller's inventory and will ship such products to the customer in accordance with the terms of this Agreement. Purchaser agrees to pay to Seller the per carton fee set forth in Section 4(a) for all such special orders processed by Seller.

    1.2  TECHNICAL SYSTEMS SUPPORT.

    Seller will also make available to Purchaser the following technical systems support services relating to the Assets or the business of Division, as requested by Purchaser (the "Systems Support" and, together with the Fulfillment Services, the "Services"), for the following periods:


    (a) IBM AS400 computer processing services and reporting for those software applications in existence on the date of the Purchase Agreement or used by Division during the last three months for up to four months from the Closing Date (including, without limitation, the VLAM software and the order entry, invoicing, inventory and related customer reporting and vendor reporting systems), except that Seller shall maintain any such software applications relating to collection of the Seller Receivables for up to 150 days from the Closing Date;

    (b) Use of Seller's AT&T telephone switch for up to one year from the Closing Date;

    (c) Use of Seller's OCTEL voice mail system for up to one year from the Closing Date; and

    (d) Support of Seller's existing Lotus Notes access to the field sales personnel and management through Seller's servers for up to one year from the Closing Date.

    Seller agrees to cooperate with Purchaser and to provide reasonable assistance to Purchaser in identifying all reports and other information that will be reasonably required in order to permit Purchaser to fully utilize the Services. All Services provided by Seller shall be performed in a commercially reasonable manner within a reasonable time period after request for such services. Purchaser will pay $50.00 per employee hour worked for the Systems Support for all applications maintenance and in connection with the conversion of Seller's computer systems to Purchaser's systems performed pursuant to this
Section 1.2 at Purchaser's request. As part of the Systems Support provided, Seller will document the Systems Support performed at the hourly rate set forth above for such services; provided that, Purchaser will not be charged for incidental, ministerial and other services not of a technical or professional nature. Seller will not charge Purchaser for (i) services in connection with the transfer to Purchaser of data or other information relating to or concerning Division in the form currently available to Seller, (ii) a copy, in electronic or other suitable form, of the data created by Seller during the Fulfillment Period in the ordinary course of providing the Fulfillment Services, or (iii) Systems Support required or reasonably requested in order to allow Purchaser to perform its obligations under Section 1.7 of the Purchase Agreement, except as specified in such Section 1.7.

    Upon the Closing, Purchaser will assume telephone voice and data line charge responsibility for Purchaser's operations and data line charge responsibility for Lotus Notes access from the field in its current configuration and Seller will not maintain such capability beyond the periods set forth in Section 1.2 (b)-(d).

2.  NATURE OF SERVICES; AUTHORITY.

    In providing Purchaser with the Fulfillment Services and the Systems
Support as described in this Agreement, Seller shall comply with all reasonable instructions of Purchaser so long as such instructions do not have the effect of making materially more burdensome the Services to be provided by Seller pursuant to this Agreement. Under no circumstances shall Seller have the authority to contract for or otherwise legally bind Purchaser, and Seller shall under no circumstances be deemed to be an agent or representative of Purchaser. Likewise, under no circumstances shall Purchaser have the authority to contract for or otherwise legally bind Seller, and Purchaser shall under no circumstances be deemed to be an agent or representative of Seller. Seller shall retain exclusive control over its employees responsible for providing the Services contemplated by this Agreement, and Seller shall be responsible for and will indemnify Purchaser against any claims brought by such employees with respect to their employment by Seller (including the provision of the Services provided hereunder by such employees).

3.  TERM.

    3.1  BASE TERM.

    This Agreement shall be for a base term of 120 days from the date hereof (the "Fulfillment Period"), subject to termination in accordance with Section
3.2. To the extent Purchaser requests Systems Support for periods extending beyond the Fulfillment Period in accordance with Section 1.2, all terms of this Agreement that do not relate expressly to the Fulfillment Services shall remain in full force and effect.

    3.2  TERMINATION.

    Purchaser may at any time terminate this Agreement by giving Seller 45 days' advance written notice. If this Agreement should be terminated prior to 120 days from the date hereof, the Fulfillment Period provided for in Section
3.1 shall extend only until the earlier of the expiration of such 45-day period and the remainder of the base term set forth in Section 3.1.

    3.3  EFFECT OF TERMINATION.

    Upon receipt of a notice of termination in accordance with Section 3.2, Seller shall continue to be responsible for providing the Fulfillment Services in accordance with Section 1.1 through such termination.

    4.   PAYMENT.

    Seller shall render to Purchaser an invoice on Monday of each week during the Fulfillment Period, commencing on the first Monday after the Closing Date (and on the last day of the Fulfillment Period) and such invoice shall include a detailed list of the items invoiced and items shipped, reconciling the same, in a form reasonably acceptable to Purchaser, covering:

    (a) all CGE Product inventory shipped in fulfillment of orders during the period beginning on the immediately preceding Monday and ending on the immediately preceding Saturday, at Seller's weighted average cost (which represents Seller's net invoice costs) ("Seller's Cost") plus $3.00 per carton handling charge (freight to be billed directly by freight carriers and paid by Purchaser and postage associated with invoice processing to be paid by Purchaser), and

    (b) all Systems Support performed by Seller during the prior half-monthly period.

    Purchaser shall remit payment to Seller by wire transfer in same day funds within five business days of receipt of each such invoice that includes the reconciliation required to be included therein.

5.  INVENTORY PURCHASE UPON TERMINATION.

    At the end of the Fulfillment Period (as adjusted in accordance with Section 3.2), Purchaser will purchase at Seller's Cost, in cash F.O.B., Seller's Distribution Centers in Lancaster, Pennsylvania, or Sacramento, California, as applicable, up to $6,000,000 of Division's then-remaining Schedule A Inventory.

6.  VOLUME REBATES AND MARKETING FUNDS.

    (a) After the Closing, Seller relinquishes any rights or claims to marketing funds and sell-through rebates derived from the business activities of the acquired Assets, including those related to the CGE Products purchased and fulfilled by Seller and sold by Division during the Fulfillment Period or purchased by Purchaser in accordance with Section 5.

    (b) Seller agrees to cooperate with Purchaser to arrange sell-through and purchase rebates with major suppliers based on sales and purchases fulfilled by Seller derived from business activities relating to the acquired Assets, (any such rebates to be paid to Purchaser by such suppliers).

7.  RECORDS; CONFIDENTIALITY.

    Seller shall cause to be kept accurate books and records with respect to the costs and expenses incurred in connection with the Services provided hereunder, and Purchaser shall be permitted to inspect such books and records with respect to such costs and expenses during normal business hours upon reasonable notice to Seller. Purchaser shall have the right to make copies of such records, at Purchaser's expense. Purchaser and Seller agree that each of them shall keep confidential such records in accordance with the terms of
Section 4.7 of the Purchase Agreement.

8.  INDEPENDENT CONTRACTOR STATUS.

    Seller shall render and perform the Services as an independent contractor, in accordance with the standards set forth in Section 9(c), subject to its compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations.

9.  DISCLAIMER; LIMITED LIABILITY.

    (a) Provided that Seller continues to perform its obligations under this Agreement in a commercially reasonable manner, nothing in this Agreement will require Seller to provide or develop additional systems support programs, to retain employees that it determines are not otherwise necessary in the conduct of its business or to render any service not provided for in this Agreement, or in a manner or pursuant to methods different from the standard set forth in
Section 9(c), or, in performing Fulfillment Services or Systems Support hereunder, to make any change or addition that will require capital expenditures.

    (b) The duties of Seller under this Agreement are subject to interruption or discontinuance by Seller at any time and from time to time, without incurring liability to Purchaser or any other Person for any loss, damage or expense that may result therefrom, for force majeure or other causes beyond Seller's control.

    (c) Subject to Section 9(b), Seller will use commercially reasonable efforts to make the Fulfillment Services and Systems Support available with substantially the same degree of care as it used in providing Fulfillment Services to Division prior to the Closing.

10. MISCELLANEOUS.

    10.1 COMPLETE AGREEMENT; CONSTRUCTION.

    This Agreement, together with the Purchase Agreement and the other Ancillary Documents, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

    10.2 APPLICABLE LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such state.

    10.3 NOTICES.

    Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered or deposited in the mail, postage prepaid, sent certified or registered, and addressed as respectively set forth below, or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery and any notice so mailed shall be deemed to be received three days after the date on which it was mailed.

    Notices to Purchaser and Seller shall be sent as follows:

         TO PURCHASER:

         Software Spectrum, Inc.
         2140 Merrit Drive
         Garland, Texas  75041
         Attn:  Mr. Keith Coogan

         TO SELLER OR OPERATING:

         Egghead, Inc.
         22705 East Mission
         Liberty Lake, Washington  99019
         Attn:  Mr. Terence M. Strom

    10.4 AMENDMENTS.

    This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

    10.5 SUCCESSORS AND ASSIGNS.

    Except in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto, neither this Agreement nor any part hereof shall be assigned without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

    10.6 NO THIRD-PARTY BENEFICIARIES.

    This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

    10.7 TITLES AND HEADINGS.

    Titles and headings to Sections herein are for convenience only and shall not be deemed parts thereof.


    10.8 ENFORCEABILITY.

    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

    10.9 COUNTERPARTS.

    This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SOFTWARE SPECTRUM, INC.           EGGHEAD, INC.

By                                By
  ---------------------              ------------------
 Its                                Its
    -------------------                ----------------

                                  DJ&J SOFTWARE CORPORATION

                                  By
                                     ------------------
                                   Its
                                       ----------------

                                     EXHIBIT 4.12
                                   LEASE AGREEMENT

    THIS LEASE (this "Lease") made this______day of____________, 1996, between DJ&J SOFTWARE CORPORATION, d/b/a EGGHEAD, a Washington corporation ("Landlord"), and SOFTWARE SPECTRUM, INC., a Texas corporation ("Tenant").

    AS PARTIES HERETO, Landlord and Tenant agree as follows:

                   1.   LEASE DATA AND EXHIBITS

    The terms used herein shall have the following meanings unless otherwise specifically modified by provisions of this Lease:

1.1    BUILDING 1

       "Building 1" shall mean office building number 1, located at 22705 East Mission, Liberty Lake, Washington, situated on the real property ("Property") more particularly described in EXHIBIT A, as outlined on the site plan attached hereto as EXHIBIT B-1.

1.2    BUILDING 2

       "Building 2" shall mean office building number 2, located at 22705 East Mission, Liberty Lake, Washington, situated on the Property, and outlined on the site plan attached hereto as EXHIBIT B-1.

1.3    BUILDINGS

       "Buildings" shall mean Building 1 and Building 2, together with the enclosed passageway that connects Buildings 1 and 2.

1.4    COMPLEX

       "Complex" shall mean the Buildings, the Common Area and the Parking Area.

1.5    CAFETERIA

       "Cafeteria" shall mean the cafeteria servicing the Buildings and located within Building 1, as outlined on the site plan attached hereto as EXHIBIT B-1.

1.6    Premises

       "PREMISES" shall mean approximately 53,980 rentable square feet in Building 2, as outlined on the floor plan attached hereto as EXHIBIT B-2.

1.7    COMMON AREA

       "Common Area" shall mean all areas of the Buildings designated by Landlord as common areas for the use generally of Landlord and other tenants of the Buildings, including, but not limited to, hallways, the enclosed passageway between the Buildings and the Cafeteria (but excluding Landlord's lobby area, as outlined on EXHIBIT B-1, which shall be for Landlord's exclusive use).

1.8    PARKING AREA

       "Parking Area" shall mean the unreserved parking spaces in the parking area adjacent to the Buildings, as such parking area is outlined on the site plan attached hereto as EXHIBIT B-1.

1.9    TENANT'S PERCENTAGE OF THE COMPLEX

       "Tenant's Percentage of the Complex" shall mean fifty-one percent (51%), calculated on the basis of a total of 53,980 rentable square feet in the Premises and a total of 106,033 rentable square feet in the Buildings (exclusive of the covered passageway and the Cafeteria) at the time of the Commencement Date of this Lease. It is understood and agreed by the parties that Tenant's Percentage of the Complex shall be verified by actual measurements to be taken by an architect, engineer or similar professional mutually agreed upon by Landlord and Tenant within sixty (60) days after the Commencement Date, and recomputed accordingly in the event the total rentable square feet leased by Tenant increases or decreases, or in the event the total rentable square feet in the Buildings increases or decreases.

1.10   COMMENCEMENT DATE AND EXPIRATION DATE

       "Commencement Date" shall mean ______, 1996. If Tenant shall occupy the Premises prior to the Commencement Date first stated herein, then the Commencement Date shall be the date of such occupancy.

       "Expiration Date" shall mean _______, 1999.

1.11   RENT

       "Rent" shall mean Basic Rent and Additional Rent as hereinafter defined:

1.11.1 BASIC RENT

       "Basic Rent" shall mean:

         Months 1-12         $26,765.08 per month
         Months 13-24        $30,588.67 per month
         Months 25-36        $34,412.25 per month

1.11.2 ADDITIONAL RENT

       "Additional Rent" shall mean the Actual Costs Allocable to the Premises (as hereinafter defined) for a Lease Year (as hereinafter defined), payable in equal monthly installments based on the Estimated Costs Allocable to the Premises (as hereinafter defined) and using the following definitions:

                (a) "Operating Costs" shall mean all reasonable expenses normally or customarily paid or incurred by Landlord and not otherwise reimbursed by any tenant for maintaining, operating and repairing the Complex and the personal property used in conjunction therewith, including, without limitation, the costs of: refuse collection; water, sewer and utilities services; emergency power backup; supplies; janitorial and cleaning services; window washing; landscape maintenance; maintenance of telephone switching and related equipment; services of independent contractors; premiums for insurance (including, without limitation, policies of casualty and liability insurance of such types and in such amounts as Landlord deems necessary or desirable in the exercise of Landlord's reasonable judgment), provided Tenant is named an additional insured thereunder; licenses, permits and inspection fees; and any other reasonable expense or charge, whether or not hereinabove described, which in accordance with generally accepted accounting principles would be considered an expense normally incurred for maintaining, operating or repairing the Complex; provided, however, that to the extent Tenant pays directly for any of the foregoing services with respect to the Premises
(e.g., electrical service separately metered to the Premises or custodial services separately contracted for the Premises), then for the purposes of this Lease, "Operating Costs" with respect to such services shall mean the cost of providing such services to the Common Area only. If the costs of providing such services to the Common Area only are not separately billed by the providers of such services, then the portion of the costs allocable to the Common Area for such services shall equal the costs of such services, multiplied by the Common Area's Percentage of the Complex. Notwithstanding anything to the contrary contained herein, Tenant shall never be responsible for Operating Costs charged with respect to Landlord's lobby.

                (b) "Real Property Taxes" shall mean taxes on real property and personal property, including all tenant improvements for which Landlord is not otherwise entitled to reimbursement by any tenant or other occupant, charges and assessments levied with respect to the Property, the Buildings, any improvements, fixtures and equipment used directly in the operation of the Complex and located in the Buildings or on the Property; and any taxes levied or assessed in addition to or in lieu of, in whole or in part, such real property or personal property taxes; and any tax on Landlord's gross receipts unless such tax cannot be charged to Tenant pursuant to applicable law.

                (c) "Lease Year" shall mean the 12-month period commencing January 1 and ending December 31.

                (d) "Actual Costs" shall mean the actual expenses paid or incurred by Landlord for Operating Costs and Real Property Taxes during any Lease Year of the term hereof.

                (e) "Actual Costs Allocable to the Premises" shall mean the Actual Costs multiplied by Tenant's Percentage of the Complex.

                (f) "Estimated Costs Allocable to the Premises" shall mean Landlord's estimate of Actual Costs Allocable to the Premises for the following Lease Year as reasonably determined by Landlord.

1.11.3 COMMON AREA'S PERCENTAGE OF THE COMPLEX

       "Common Area's Percentage of the Complex" shall mean______ percent (____%), calculated on the basis of a total of_______ rentable square feet of area in the Common Area and a total of 106,033 rentable square feet in the Buildings (exclusive of the covered passageway, and the Cafeteria) at the Commencement Date of this Lease. The parties agree that the Common Area's Percentage of the Buildings shall be recomputed if the total rentable area of the Common Area or of the Buildings changes during the term of this Lease.

1.12   PERMITTED USES

       "Permitted Uses" shall mean use of the Premises by Tenant only for general office purposes and for no other business or purpose without the prior written consent of Landlord.

1.13   DEFAULT RATE

       "Default Rate" shall mean a rate equal to four percent (4%) per annum over the prime rate of Seattle-First National Bank (or its successors) as announced from time to time.

1.14   EXHIBITS

       The following exhibits are made a part of this Lease:

             EXHIBIT A - Legal Description

             EXHIBIT B-1 - Site Plan of Property

             EXHIBIT B-2 - Floor Plan of Premises

In the event of any inconsistency in the provisions of this Section and more specific provisions set forth elsewhere in this Lease, the more specific provision shall control.

                                   2.   PREMISES

       Landlord does hereby lease the Premises to Tenant, and Tenant does hereby lease the Premises from Landlord, in their "as is" condition, upon the terms and conditions herein set forth.

       The parties acknowledge that Landlord owns and will continue to occupy Building 1 and that, accordingly, Landlord and Tenant will share the use of the Cafeteria and the enclosed passageway between the Buildings. Landlord will also have rights of access through the Premises, for ingress and egress to and from the electrical room and the security room in Building 2, as more fully described in Section 16 below.

                                   3.   TERM

       The term of this Lease ("Lease Term") shall be a period extending for three years, commencing on the Commencement Date and expiring on the Expiration Date, subject to Tenant's renewal options as set forth in Section 4.

                                   4.   OPTION TO RENEW

4.1    OPTION

       Landlord grants Tenant the option to extend the Lease Term for one (1) renewal term of three (3) years, commencing immediately upon the Expiration Date

(each, a "Renewal Term"). This option to renew is expressly conditioned on Tenant's being, on both the date Tenant exercises its option and the first day of the applicable Renewal Term, in full and faithful compliance in all material respects with each and every one of its obligations contained in this Lease.

4.2    EXERCISE OF OPTION; LANDLORD'S RIGHT TO CANCEL EXERCISE

       To exercise its option, Tenant must give written notice ("Renewal Notice") thereof to Landlord at least one hundred twenty (120) days prior to the first day of the applicable Renewal Term. Landlord is under no obligation to notify Tenant of this deadline. Tenant understands and agrees that time is of the essence and unless so exercised by the deadline specified above, the renewal options herein granted will terminate.

4.3    RENEWAL TERMS

       During the applicable Renewal Term, each and every provision of this Lease will remain unchanged and in full force and effect except that the Basic Rent will be adjusted as of the first day of the applicable Renewal Term to the then fair market rental rate as of such date (the "Market Rate").
 The "Market Rate" for the Premises will be specified by Landlord, acting in good faith, and will be the then current base rental rate being offered by landlords owning similar office space in the vicinity of the Property, adjusted to reflect the location of the Premises in the Building and the desirability of the Premises versus the location and desirability of such other space, if materially different.

4.4    DETERMINATION OF MARKET RATE

       Landlord will notify Tenant in writing of the Market Rate at least eighty
(80) days prior to the first day of the applicable Renewal Term. If Tenant disagrees with the Market Rate specified by Landlord, it will so notify Landlord immediately and they will meet as soon as possible thereafter in a good faith effort to resolve their disagreement.

       If the parties are still in disagreement sixty (60) days prior to the first day of the applicable Renewal Term, the Market Rate will be determined by a panel of three arbitrators, one to be selected by Landlord within forty-six (46) days before the first day of the applicable Renewal Term (or by Tenant if Landlord fails to appoint an appraiser within the time provided above), one to be selected by Tenant (or by Landlord if Tenant fails to do so within ten (10) days after demand from Landlord), and one to be selected by the first two arbitrators. Each such arbitrator will be an independent MAI appraiser with at least ten (10) years' experience in appraising commercial real estate in the vicinity of the Property. The cost of the arbitrator selected by Tenant will be borne by Tenant, the cost of the arbitrator selected by Landlord will be borne by Landlord, and the cost of the third arbitrator will be shared equally by Tenant and Landlord. The arbitrators will meet within five (5) days of their appointment and will render a decision within ten (10) days thereafter. The Market Rate determined by the arbitrators will be binding upon both parties.

       Until the Market Rate is determined as provided herein, Tenant will pay Basic Rent based on the Market Rate specified by Landlord, and if the Market Rate is subsequently determined to be different from the Market Rate specified by Landlord, Landlord or Tenant, as the case may be, will reimburse the other for such difference within twenty (20) days of the date of final determination of the Market Rate.

                             5.   PAYMENT OF BASIC RENT

       Commencing on the Commencement Date, Tenant shall pay Landlord Basic Rent in lawful money of the United States in advance on or before the first day of each month without offset or deduction at the offices of Landlord at 22705
E. Mission, Liberty Lake, Washington 99019, or such other place as may be designated by Landlord. Basic Rent for any period during the Lease Term which is less than one month shall be a pro rata portion of the monthly installment.

                             6.   PAYMENT OF ADDITIONAL RENT

       Commencing on the Commencement Date, Tenant shall pay Landlord as Additional Rent one-twelfth (1/12) of the Estimated Costs Allocable to the Premises in lawful money of the United States in advance on or before the first day of each month, without deduction or offset, at the address specified in
Section 5. Prior to the commencement of each Lease Year during the Lease Term, Landlord shall furnish Tenant a written statement of the Estimated Costs Allocable to the Premises for such Lease Year, together with the calculation of the estimated monthly Additional Rent payable during such Lease Year. If at any time or times during such Lease Year it appears to Landlord that the Actual Costs Allocable to the Premises will vary from Landlord's estimate by more than five percent (5%) on an annual basis, Landlord may, by written notice to Tenant, revise Landlord's estimate for such Lease Year, and subsequent Additional Rent payments by Tenant for such Lease Year shall be recalculated based on Landlord's revised Estimated Costs Allocable to the Premises.

       Within ninety (90) days after the close of each Lease Year during the Lease Term, or as soon thereafter as practicable, but not later than one hundred twenty (120) days after the close of such Lease Year, Landlord shall deliver to Tenant a written statement setting forth the Actual Costs
Allocable to the Premises during the
preceding Lease Year. If such costs for any Lease Year exceed Estimated Costs Allocable to the Premises paid by Tenant to Landlord, Tenant shall pay the amount of such excess to Landlord as Additional Rent within forty-five (45) days after receipt of such statement by Tenant. If such statement shows such costs to be less than the amount paid by Tenant to Landlord, then the amount of such overpayment by Tenant shall be credited by Landlord to the next immediate Rent payable by Tenant. Tenant shall have the right, at Tenant's sole expense, to audit Landlord's books regarding Actual Costs, provided that (i) such right shall not be exercised more than once each calendar year, and (ii) such right must be exercised, if at all, by delivery of written notice to Landlord on or before thirty (30) days after Landlord's delivery of the written statement setting forth Actual Costs Allocable to the Premises during the preceding Lease Year. If the audit reveals that Landlord's statement is determined to be in error by more than five percent (5%), the amount of Additional Rent payable by Tenant attributable to Actual Costs Allocable to the Premises shall be recalculated based upon the results of any such audit.

       If the Expiration Date is a day other than the last day of a Lease Year, the amount of any adjustment between Actual Costs and Estimated Costs Allocable to the Premises with respect to the Lease Year in which such termination occurs shall be prorated on the basis of a 365-day year. Any amount payable by Landlord to Tenant or by Tenant to Landlord with respect to such adjustment shall be payable within forty-five (45) days after delivery by Landlord to Tenant of the Statement of Actual Costs Allocable to the Premises with respect to such Lease Year.

                          7.   [INTENTIONALLY OMITTED]

                                     8.   Uses

       The Premises shall be used only for Permitted Uses and for no other purpose without the prior written consent of Landlord. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Buildings. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of Landlord or any other tenant in the Buildings. Tenant shall not, without the written consent of Landlord, use any apparatus, machinery or device in or about the Premises which will cause any substantial noise or vibration or any increase in the normal use of electric power. If any of Tenant's office machines and equipment should disturb the quiet enjoyment of Landlord or any other tenant in the Buildings, then Tenant shall provide adequate insulation, or take other action as may be necessary to eliminate the disturbance. Tenant shall comply with all laws relating to Tenant's use of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord for the safety, care and cleanliness of the Premises or the Buildings, and for the preservation of good order therein, including but not limited to any rules and regulations and/or declaration of protective covenants attached to this Lease. Notwithstanding the foregoing, no rules or regulations hereafter promulgated by Landlord shall materially diminish Tenant's rights or increase Tenant's obligations under this Lease.

                           9.   SERVICES AND UTILITIES

9.1    GENERAL

       Landlord shall maintain the Common Area in reasonably good order and condition except for damage occasioned by the act or omission of Tenant, the repair of which damage shall be paid for by Tenant.

       Landlord shall furnish (or cause to be furnished) the Premises with electricity for lighting and operation of normal power usage office machines, water, heat and normal air conditioning service. Landlord shall also provide light replacement service for Landlord-furnished light. If the foregoing services are not separately metered to Tenant, the cost of providing such services shall be reimbursed by Tenant to Landlord in the form of Additional Rent pursuant to Section 6. Tenant shall, at Tenant's expense, provide for its own trash disposal and janitorial services with respect to the Premises.

       Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption or failure of such services to be provided by Landlord (including, but not limited to, the emergency power backup system) due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. In the event of such variation, interruption or failure, however, Landlord shall use reasonable diligence to restore such service. No temporary interruption or failure of such services incident to the making of repairs, alterations or improvements, or due to accident or strike, or conditions or events beyond Landlord's reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder. Landlord will use reasonable efforts to notify Tenant at least forty-eight (48) hours in advance of any scheduled or anticipated interruption in any such services. Notwithstanding anything to the contrary contained in this Section 9 or elsewhere in this Lease, if any such slowdown, interruption or stoppage of any such services, or the Landlord's inability to perform any covenant herein creates a condition which interferes substantially with Tenant's normal use of the Premises as allowed under this Lease, and as a consequence Tenant is compelled to discontinue or materially curtail business in the Premises in whole or in part for a period of twenty (20) consecutive days, then the Basic Rent and Additional Rent shall be proportionately abated during the time of such discontinuance or curtailment of business, but no such abatement shall continue beyond the time that the slowdown, interruption, stoppage or inability to perform no longer persists, regardless of any delay by Tenant in resuming operation of business after that time. If any such slowdown, interruption, stoppage or inability to perform continues for a period of forty-five (45) consecutive days and Tenant is compelled (whether for prudent business reasons or otherwise) to discontinue business in the Premises, Tenant shall have the right thereafter to terminate this Lease upon notice to Landlord; however, such termination right shall not continue beyond the time that the slowdown, interruption, stoppage or inability to perform no longer persists.

       Before installing any equipment (other than customary and normal office equipment) in the Premises that generates more than a minimum amount of heat, Tenant shall obtain the written permission of Landlord and Landlord may refuse to grant such permission if the amount of heat generated would place an above average burden on the air-conditioning system of the Buildings unless Tenant shall agree to pay at Landlord's election: (a) the costs of Landlord for installation, operation and maintenance of supplementary air-conditioning units as necessitated by such equipment or (b) an amount reasonably determined by Landlord to cover the additional burden on the existing air-conditioning system generated by such Tenant equipment.

       If Tenant uses any equipment in the Premises requiring above average power usage as compared to other areas of the Complex, Tenant shall in advance, on the first day of each month during the Lease Term, pay Landlord as Additional Rent the reasonable amount estimated by Landlord as the cost of furnishing electricity for the operation of such equipment; provided, however, that this provision shall not be applicable if electricity is separately metered for the Premises. Basic Rent does not include any amount to cover the cost of furnishing electricity for such purposes unless so stated therein.

       At Tenant's request, Landlord shall use its best efforts to cause utilities furnished to Tenant to be separately metered, and Tenant shall pay for the installation costs of and the conversion to any meters required. To the extent meters cannot be installed, or the cost of such installation is excessive, Tenant shall continue to pay for such utilities as part of the Additional Rent.

9.2    TELEPHONE SWITCHING EQUIPMENT

       During the period commencing on the Commencement Date and ending on the first anniversary of the Commencement Date, Tenant shall be entitled to the nonexclusive use (in common with Landlord) of Landlord's telephone switching equipment (and related equipment and services, including computer servers and long distance lines) which services the Premises (collectively, "Telephone Switching Equipment"). Tenant shall cooperate with Landlord in making the necessary connections for such nonexclusive use, and Tenant will not create demands on the Telephone Switching Equipment that would cause the system to become overloaded or out of repair. Landlord shall not be liable for any loss, injury or damage to Tenant or Tenant's property caused by or resulting from any variation, interruption or failure of the Telephone Switching Equipment due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. In the event of such variation, interruption or failure, however, Landlord shall use reasonable diligence to restore such service. Landlord shall maintain the Telephone Switching Equipment in accordance with reasonably prudent business practices, but Landlord does not guarantee its operation or performance.

       Tenant shall pay Landlord for its usage of the Telephone Switching Equipment, as determined by Landlord's internal meters and/or third-party supplier's invoices. Tenant shall perform and shall pay for any configuration changes and enhancements to the Telephone Switching Equipment required by Tenant, provided that Tenant's right to reconfigure and enhance the Telephone Switching Equipment shall in no way impact Landlord's use of the Telephone Switching Equipment. If Tenant requires the services of an employee of Landlord in connection with Tenant's connection to, or reconfiguration, maintenance or use of the Telephone Switching Equipment, Tenant shall also pay Landlord at the rate of $50 per hour per person. All payments due to Landlord under this
Section 9.2 shall be deemed to be Additional Rent and shall be paid by Tenant within ten (10) days after Landlord's delivery of a bill therefor.

9.3    CAFETERIA

       Tenant shall be entitled to nonexclusive use (in common with Landlord) of the Cafeteria servicing the Building. Operating Costs relating to the Cafeteria will not include subsidies paid by Landlord for any food service operations, but will include all other costs and expenses with respect to the Cafeteria. Tenant agrees to cause its employees, agents and invitees to comply with all reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Cafeteria and for the preservation of good order therein.

                           10.  PARKING AND ACCESS

       The Parking Area shall be used for vehicle parking only and shall be used for no other purposes except as required for trash disposal (including exterior storage) without the prior written consent of Landlord. The Parking Area shall be available to Tenant and its invitees on a first come, first serve basis, and Tenant shall ensure that all parking spaces designated as "Visitor Parking" in the Parking Area are kept available for visitors of Landlord and Tenant, also on a first come, first serve basis. Tenant agrees that Tenant will not park, nor will Tenant permit Tenant's employees, agents, guests, invitees and/or licensees to park, on streets within the Property or in any other spaces, lots or areas within the Property except as may be specifically provided for in this Lease.

       Trucks or other vehicles may only temporarily park at bays serving the Premises while loading and unloading, and shall not be stored in the parking, maneuvering or loading areas. Tenant, Tenant's employees, agents, guests, invitees and licensees shall use all due care and best efforts not to interfere with Landlord's and other tenants' use of parking and maneuvering areas.

                           11.  TAX ON RENT

       If any governmental authority shall in any manner levy a tax on Rent payable under this Lease or rentals accruing from use of property, or such tax in any form against Landlord measured by income derived from the leasing or rental of the Complex, such tax shall be paid by Tenant either directly or through Landlord; provided, however, that Tenant shall not be liable to pay any federal or state income tax imposed on Landlord.

                           12.  PERSONAL PROPERTY TAXES

       Tenant shall pay prior to delinquency all personal property taxes payable with respect to all property of Tenant located on the Premises or in Building 2 and shall promptly provide written proof of such payment upon request of Landlord.

                           13.  IMPROVEMENTS

       Prior to the Commencement Date, Landlord shall, at its own expense, construct demising walls and an exterior doorway for Tenant's new entry, as outlined on EXHIBIT B-2 attached hereto. Landlord will submit its plans and specifications for such walls and doorway to Tenant for Tenant's review and approval, which approval will not be unreasonably withheld or delayed. Tenant shall be solely responsible for all furnishings required for its entry.

       All standard or special tenant improvements which are affixed to the Premises, including, but not limited to, any paid for by Landlord, shall at all times be the property of Landlord. Notwithstanding anything in this Lease to the contrary, however, Tenant improvements such as telephone and computer equipment (except for lines and internal Building wiring) whether or not affixed to the Premises, will remain the property of Tenant. Upon the Expiration Date or sooner termination of the Lease Term, all improvements and additions to the Premises made by Tenant shall become the property of Landlord, except Tenant may remove Tenant's trade fixtures, office supplies and movable office furniture and equipment not attached to Building 2 provided: (a) such removal is made prior to the Expiration Date or sooner termination of the Lease Term, (b) no Event of Default (as defined in Section 24 of this Lease) exists at the time of such removal, and
(c) Tenant immediately repairs all damage caused by or resulting from such removal. All other property in the Premises and any alterations or additions thereto (including, without limitation, wall-to-wall carpeting, paneling, wall covering or lighting fixtures and apparatus) and any other article affixed to the floor, wall or ceiling of the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises, Tenant hereby waiving all rights to any payment or compensation therefor. If, however, Landlord so requests in writing, Tenant will, prior to the Expiration Date or sooner termination of the Lease Term, remove such alterations, additions, fixtures, equipment and property placed or installed by Tenant in the Premises as requested by Landlord, and will immediately repair any damage caused by or resulting from such removal to the condition of the Premises prevailing upon the Commencement Date, reasonable wear and tear excepted.

       If Tenant shall fail to remove any of Tenant's property of any nature whatsoever from the Premises on the Expiration Date, sooner termination of the Lease Term or when Landlord has the right of reentry, Landlord may, at Landlord's option, remove and store said property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at Landlord's option, sell, or permit to be sold, any or all of such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in Landlord's sole discretion may deem proper, without notice to Tenant, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys' fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

                           14.  ALTERATIONS AND CARE OF PREMISES

       Tenant shall take good care of the Premises (and all telephone lines, equipment, fixtures and mechanical systems therein) and shall promptly make all necessary repairs and maintenance, except those to be made by Landlord as provided herein, in order to keep the Premises in neat, clean and sanitary condition. Tenant shall maintain all signs approved by Landlord in good, clean and attractive condition.

       Landlord will be responsible only for structural repairs or replacement of or to the roof, foundations, sub-floor and structural walls of the Buildings, HVAC, mechanical, electrical and life safety systems in the Complex (including the Premises), normal wear and tear excepted. Nothing herein will limit Tenant's obligation to pay its share of Operating Costs with respect to the maintenance and operation of the HVAC, mechanical, electrical and life safety systems in the Complex.

       Tenant shall, at the expiration or sooner termination of this Lease, surrender and deliver the Premises to Landlord in as good condition and in the same layout and configuration as when received by Tenant from Landlord or as thereafter improved with Landlord's consent, reasonable wear and tear and damage by fire or other insured casualty excepted.

       Tenant shall not make any material alterations, additions or improvements in or to the Premises, or add, disturb or change in any material way any floor covering, wall covering, window blinds, fixtures, plumbing or wiring without first obtaining the written consent of Landlord, which consent will not be unreasonably withheld or delayed. Tenant shall deliver to Landlord full and complete plans and specifications prepared by a licensed architect for any such material alteration, addition or improvement along with keys to any locks changed by Tenant provided that Tenant shall not be required to retain an architect in connection with the installation of telephone, computer and security equipment contemplated hereby. Landlord acknowledges and agrees that Tenant will have the right to construct a new telephone, security and computer room for the operation of Tenant's business; provided, however, that Tenant submits its plans and specifications for such construction to Landlord for Landlord's review and approval prior to the commencement of such construction, which approval will not be unreasonably withheld or delayed. In addition, notwithstanding the above, Tenant shall have the right to make nonstructural alterations which do not exceed Five Thousand Dollars ($5,000) in any one instance, and minor decorations to the Premises, without obtaining Landlord's written consent, but Tenant shall deliver to Landlord copies of all plans and drawings relating to any such nonstructural alterations.

       Landlord shall have the right to approve the contractor to be hired by Tenant to construct any alteration, and such contractor shall be fully licensed and bonded and insured.

       Landlord does not and will not make any covenant or warranty, express or implied, that any such plans or specifications submitted by Tenant are accurate, complete or in any way suited for their intended purpose. Further, Tenant shall indemnify and hold Landlord harmless from any liability, claim or suit, including attorneys' fees, arising from any injury, damage, cost or loss sustained by persons or property as a result of any defect in design, material or workmanship arising as a result of any Tenant improvements.

       All such work so done by Tenant shall be done in accordance with all laws, ordinances and rules and regulations of any federal, state, county, municipal or other public authority and/or Board of Fire Underwriters.
Tenant expressly covenants and agrees that no liens of mechanics, materialmen, laborers, architects, artisans, contractors, subcontractors or any other lien of any kind whatsoever shall be created against or imposed upon the Premises, the Property or the Complex, and that in the event any such claims or liens of any kind whatsoever shall be asserted or filed by any persons, firms or corporations performing labor or furnishing material in connection with such work, Tenant shall pay off or cause the same to be discharged of record within ten (10) days of notification thereof. All alterations, improvements or changes made by Tenant to the Premises shall be the property of Landlord and shall remain upon and be surrendered with the Premises upon the termination of this Lease.

       Landlord shall have the right, but not the obligation, to inspect any alterations during and at the conclusion of construction. If, in Landlord's reasonable opinion, the same are not installed in accordance with plans and specifications submitted to Landlord under the requirements of this Section, then, in addition to any other remedy provided to Landlord under this Lease, Landlord shall have the right to require Tenant to reconstruct the same to conform to such plans and specifications and at Tenant's cost and expense.

       Tenant acknowledges and agrees that a material condition to the granting of approval of Landlord to any alterations and/or improvements and/or repairs required under this Lease or desired by Tenant is that the contractors who perform such work shall carry a comprehensive liability policy, naming Landlord as an additional insured thereon, with a combined single limit for personal or bodily injury of not less than One Million Dollars ($1,000,000), at Tenant's expense. Landlord may require proof of such insurance coverage from each contractor at the time of submission of Tenant's request for Landlord's consent to commence work.

       All damage or injury done to the Premises by Tenant or by any persons who may be in or upon the Premises with the consent (express or implied) of Tenant, including the cracking or breaking of glass of any windows or doors, shall be paid for by Tenant and Tenant shall pay for all damage to the Buildings and any appurtenances thereto caused by Tenant or Tenant's employees, agents, guests, invitees and/or licensees. Tenant shall not put any curtains, draperies, blinds or other hangings in, on or beside the windows in the Premises or place any furniture on the patios, if any, without first obtaining Landlord's consent, which shall not be unreasonably withheld or delayed. All normal repairs necessary to maintain the Premises in a tenantable condition shall be done by or under the direction of Landlord.
Tenant shall promptly notify Landlord of any damage to the Premises requiring repair. Landlord shall, in the exercise of prudent business practices, determine those repairs that are necessary to maintain the Premises in good condition.

                   15.  HAZARDOUS MATERIAL

15.1   DEFINITION OF "ENVIRONMENTAL LAWS"

       The term "Environmental Laws" means any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health and the environment.

15.2   DEFINITION OF "HAZARDOUS MATERIAL"

       The term "Hazardous Material" means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. Section 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. pt. 302 and amendments thereto), petroleum products and their derivatives, and such other substances, materials and wastes as become regulated or subject to cleanup authority under any Environmental Laws. Notwithstanding the foregoing, the term "Hazardous Material" shall not include: (1) chemicals routinely used in business office areas or (2) janitorial supplies, cleaning fluids, or chemicals necessary for the day-to-day operation or other maintenance of the Premises if the disposition, handling, storage or quantity of the items described in (1) and
(2) herein are at all times in compliance with all applicable legal requirements.

15.3   LIMITATION ON USES OF HAZARDOUS MATERIAL

       Tenant shall:

              (a) not cause or permit any Hazardous Material to be brought upon, used, kept or stored on or about the Premises by Tenant or its agents, contractors or subtenants without the prior written consent of Landlord;

              (b) cause the Premises and all of Tenant's operations conducted thereon to comply with all Environmental Laws and orders of any governmental authorities having jurisdiction under any Environmental Laws; and

              (c) obtain, keep in effect and comply with all governmental permits and authorizations required by Environmental Laws with respect to the Premises or Tenant's operations.

15.4   NOTICES

       Tenant shall immediately notify Landlord in writing if Tenant becomes aware of any of the following:

              (a) Any violation of Environmental Laws regarding the Premises or Tenant's operations;

              (b) Any order, notice of violation, fine or penalty or other similar action relating to Hazardous Material or Environmental Laws and to the Premises or Tenant's operations; or

              (c) Any complaint or lawsuit filed or threatened to be filed by any person or other entity, including, without limitation, any governmental authority, relating to Hazardous Material or Environmental Laws and to the Premises or Tenant's operations.

15.5   Indemnification

       Tenant agrees to defend (with counsel approved by Landlord), fully indemnify, and hold entirely free and harmless Landlord from and against all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) that arise during or after the Lease Term and that are imposed on, or paid by or asserted against Landlord by reason or on account of, or in connection with, or arising out of Tenant's use, generation, manufacture, refinement, transportation, treatment, storage, handling, recycling or disposal of Hazardous Material, or any release of Hazardous Material in connection with or as a result of Tenant's use or activities, or of Tenant's agents, contractors or subtenants, or any violation of any Environmental Law by Tenant or its agents, subcontractors or subtenants; provided, however, this indemnity provision will not apply to any Hazardous Material present on the Premises prior to the Commencement Date;

provided further, however, that Tenant acknowledges that Landlord has disclosed to Tenant the presence of asbestos floor tiles currently covered by carpeting within the Premises. In the event any tenant improvements or other alterations require Tenant to disturb the floor tiles, Tenant will comply with all Environmental Laws in connection with the disturbance of such tiles, and will take all actions necessary to prevent or minimize any damage or personal injury that may be caused by the release of, or exposure to, such asbestos.

15.6   SURVIVAL

       The provisions of this Section 15 shall survive the expiration or earlier termination of this Lease.

                                16.  ACCESS

16.1   GENERALLY

       Landlord and Landlord's employees and agents shall not have any right to enter the Premises without having given Tenant at least twenty-four (24) hours prior written notice of such entry, but no such notice shall be required in cases of emergency involving an imminent risk to persons or property or in cases of access to the security and electrical rooms as provided in Section 16.3.
When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Premises for the purpose of showing the Premises to prospective tenants within one hundred twenty (120) days prior to the Expiration Date or sooner termination of the Lease Term. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or Tenant's employees, agents, guests, invitees and/or licensees.

       Landlord shall indemnify and hold Tenant harmless from and against all loss, cost, expense, claim or damage arising from any negligent act or omission of any employee, agent or invitee of Landlord while in the Premises.

16.2   EXERCISE FACILITIES AND TELEPHONE EQUIPMENT ROOM

       Landlord has retained exclusive use of, and does not lease to Tenant, the exercise facilities and the telephone equipment room located in Building 2, as outlined on the site plan attached hereto as EXHIBIT B-1. Landlord agrees to use commercially reasonable best efforts to comply with all reasonable requests of Tenant to assist Tenant in Tenant's installation of its Telephone Switching Equipment and systems in the Premises. Landlord and Landlord's employees and agents shall not have access to the exercise facilities or the telephone equipment room through the Premises.

16.3   SECURITY AND ELECTRICAL ROOMS

       Landlord has retained exclusive use of, and does not lease to Tenant, the electrical room located in Building 2, as outlined on the site plan attached hereto as EXHIBIT B-1. Landlord agrees to use commercially reasonable best efforts to comply with all reasonable requests of Tenant to assist Tenant in Tenant's installation of its wiring and connections for computer and electrical equipment required by Tenant for the operation of its business in the Premises. Landlord and Tenant will share use of the security room, located in Building 2 as outlined on the site plan attached hereto as EXHIBIT B-1. The costs and expenses that are paid or incurred by Landlord for maintaining, operating and repairing the security room will be included within Operating Costs to be shared by Tenant under this Lease. In addition, each party shall defend and indemnify the other party and save the other party harmless from and against any and all liability, damages, costs or expenses, including reasonable attorneys' fees, arising from any act, omission or negligence of the indemnifying party or its employees or agents arising from such party's use of or access to the security room. In no event will either party be liable for, and each party releases the other party from, any damages, costs or expenses resulting from or in any way associated with a breach in the security system resulting from the releasing party's use of or access to the security room. Tenant shall permit Landlord and Landlord's employees and agents to enter into, upon and through the Premises, at all times required by Landlord, for ingress and egress to and from the security room and the electrical room. Landlord's access through the Premises to the security and electrical rooms will be limited to Landlord's technical, maintenance and security personnel. Such access shall be by card-key only, and shall be on an as-needed basis only. Landlord will keep records of its access to the security and electrical rooms and will provide such records to Tenant upon request.

                           17.  INSURANCE

17.1 FIRE AND EXTENDED COVERAGE INSURANCE ON TENANT'S PERSONAL PROPERTY AND FIXTURES

       At all times during the Lease Term, Tenant shall keep in force at Tenant's sole cost and expense fire insurance and extended coverage in companies reasonably acceptable to Landlord, equal to the full replacement cost of Tenant's fixtures, furnishings, equipment and contents upon the Premises. Landlord shall be named as an additional insured on all such policies.

       At all times during the Lease Term, Landlord shall keep in force fire insurance and extended coverage in an amount equal to the full replacement cost of the Complex (exclusive of the properties owned by Tenant) in amounts and with companies acceptable to Landlord in the exercise of prudent business practices. Tenant acknowledges that it will pay its proportionate share of such insurance pursuant to Section 6 and Tenant will be named an additional insured on such policies.

17.2   LIABILITY INSURANCE

       Tenant shall, during the Lease Term, keep in full force and effect a policy of public liability and property damage insurance with respect to the Premises and the business operated by Tenant in the Premises, with a combined single limit for personal or bodily injury and property damage of not less than One Million Dollars ($1,000,000). The policy shall name Tenant as insured, and Landlord as an additional insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days' written notice. The insurance shall be provided by an insurance company approved by Landlord and a copy of the policy or a certificate of insurance shall be delivered to Landlord. All public liability, property damage and other liability policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an additional insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to Landlord, Landlord's employees and/or agents by reason of the negligence of Tenant.
All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property as contained in Section 20. Any insurance (whether liability or casualty) required by the terms of this Lease to be carried by Tenant may be carried under a blanket policy (or policies) covering other properties of Tenant or its related or affiliated corporations, or both; provided, however, that Tenant provide Landlord evidence reasonably satisfactory to Landlord that (a) Landlord is named as an additional insured on such policy or policies and (b) the coverage under such policy or policies is sufficient to cover the limits required herein.

17.3   LANDLORD'S LIABILITY INSURANCE


       At all times during the term of this Lease, Landlord shall maintain in full force and effect comprehensive public liability insurance with minimum limits of One Million Dollars ($1,000,000) for injury to or death of one or more persons in any one occurrence and One Million Dollars ($1,000,000) for damage to or destruction of property in any one occurrence. Any insurance (whether liability or casualty) required by the terms of this Lease to be carried by Landlord may be under a blanket policy (or policies) covering other properties of Landlord and/or its related or affiliated corporations.

17.4   LENDER

       Any mortgage lender interested in any part of the Buildings or Premises may, at Landlord's option, be afforded coverage under any policy required to be secured by Tenant hereunder, by use of a mortgagee's endorsement to the policy or policies.

                           18.  DAMAGE OR DESTRUCTION

       If the Premises or all or part of the Complex shall be destroyed or rendered untenantable, either wholly or in part, by fire or other unavoidable casualty such that Tenant cannot reasonably continue to carry out its normal business activities from the Premises until such damage is repaired, which repairs Landlord's Architect reasonably believes can be repaired within one hundred eighty (180) days from the casualty, and provided such repairs do not actually require more than two hundred ten (210) days from the date of the casualty to be completed, then this Lease shall not terminate. Otherwise, either party may, by written notice to the other, either (a) terminate this Lease within sixty (60) days after (i) such casualty or (ii) the end of such two hundred ten (210) day period, as applicable, or (b) keep this Lease in effect, in which case Landlord shall restore the Premises to their previous condition; provided during such restoration Basic Rent and Additional Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof; and provided further if the damage is due directly or indirectly to the fault or neglect of Tenant or Tenant's employees, agents, guests, invitees and/or licensees, there shall be no abatement of Rent. Landlord shall not be required to repair or restore fixtures, improvements or other property of Tenant.

                           19.  WAIVER OF SUBROGATION

       Whether the loss or damage is due to the negligence of either Landlord or Tenant, their employees or agents, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other and any other tenant, its employees and agents from responsibility for, and waive their entire claim of recovery (including deductible amounts under the policies of insurance referred to below) for, any loss or damage to the real or personal property of either located anywhere in the Buildings arising out of or incident to the occurrence of any of the perils which are covered by their respective fire insurance policies, with extended coverage endorsements, that each of them is required to carry under this Lease (regardless of whether such coverage is actually in effect). Each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

                           20.  INDEMNIFICATION

       Subject to Section 19, Tenant shall defend and indemnify Landlord and save Landlord harmless from and against any and all liability, damages, costs or expenses, including attorneys' fees, arising from any act, omission or negligence of Tenant or Tenant's employees, agents, guests, invitees and/or licensees in or about the Premises, the Common Area and the Parking Area, or arising from any breach or default under this Lease by Tenant, or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises, the Common Area and the Parking Area; provided that the foregoing provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence of Landlord or Landlord's employees, agents and/or invitees.

       Landlord shall not be liable for any loss or damage to person or property sustained by Tenant or other persons, which may be caused by the Buildings or the Premises, or any appurtenances thereto, being out of repair, or the bursting or leakage of any water, gas, sewer or steam pipe, or by theft, or by any act or neglect of any tenant or occupant of the Buildings or of any other person, or by any other cause of whatsoever nature except to the extent that Tenant's loss is caused by the gross negligence, willful misconduct or willful omission of Landlord or Landlord's employees or agents. Tenant agrees to use and occupy the Premises, the Common Area and the Parking Area at Tenant's own risk and, except as specifically set forth in the preceding sentence, hereby releases Landlord, Landlord's employees and/or agents from all claims for any damage or injury to the fullest extent permitted by law.

                           21.  ASSIGNMENT AND SUBLETTING

       Subject to the terms set forth herein, Tenant shall not assign, transfer, mortgage or encumber this Lease nor sublet the whole or any part of the Premises without first obtaining Landlord's written consent, which consent may be withheld or conditioned in Landlords' sole reasonable discretion. Any consent granted by Landlord shall require that such subtenant or assignee consent to be bound by all of the terms and conditions of this Lease. No such assignment or subletting shall relieve Tenant of any liability under this Lease regardless of whether such liability arises by or through Tenant. Assignment or subletting shall not operate as a waiver of the necessity for a written consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, under or through Tenant.

Landlord may, at Landlord's election, collect rent directly from such assignee or subtenant.

       If Tenant is a corporation, then any transfer of this Lease by operation of law, merger, consolidation or liquidation shall constitute an assignment for the purpose of this Section; provided, however, that as long as Tenant is a publicly owned company, Landlord's consent to an assignment of this Lease will not be required as a result of merger, consolidation or liquidation, or any change in the ownership of, or power to vote, the majority or controlling interest of Tenant's outstanding voting stock unless
(a) such change is the result of any reorganization or merger by which the Tenant's rights under this Lease are transferred to a subsidiary or affiliate or any other entity in which Tenant has controlling interest (in which case Tenant agrees to guaranty performance under this Lease and upon receipt of such guaranty, in form and content satisfactory to Landlord, Landlord's consent will automatically be deemed to be given) or (b) such change results from Tenant's merger with, or purchase by, any competitor of Landlord.

       In the event Tenant should desire to assign this Lease or sublet the Premises or any part hereof, Tenant shall give Landlord written notice at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease, which notice shall specify: (a) the name and business of the proposed assignee or sublessee, (b) the amount and location of the space affected, (c) the proposed effective date and duration of the subletting or assignment, and (d) the proposed rental to be paid to Tenant by such sublessee or assignee. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects either (i) to permit Tenant to assign or sublet such space, in which event if the proposed rental rate between Tenant and sublessee is greater than the Rent payable under this Lease, then such excess rental shall be deemed Additional Rent owed by Tenant to Landlord under this Lease, and the amount of such excess, including any subsequent increases due to escalation or otherwise, shall be paid by Tenant to Landlord in the same manner that Tenant pays the Rent hereunder and in addition thereto or (ii) to withhold consent to Tenant's assignment or subleasing such space and to continue this Lease in full force and effect as to the entire Premises.

                           22.  SIGNS

       Tenant shall not inscribe any inscription, or post, place or in any manner display any sign, notice, picture, placard or poster or any advertising matter whatsoever, anywhere in or about the Premises or the Buildings at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord's written consent thereto (and

                                         -23

Landlord shall not consent to any sign outside the Premises unless it is on the side of Building 2 facing Signal Drive, in which case Landlord's consent under this paragraph is hereby deemed given to Tenant, but Tenant shall deliver to Landlord drawings or plans showing any such sign prior to its installation). Any such consent by Landlord shall be upon the understanding and condition that Tenant will remove the same at the Expiration Date or sooner termination of the Lease Term and Tenant shall repair any damage to the Premises or the Building caused thereby.

                           23.  LIENS AND INSOLVENCY

       Tenant shall keep the Premises and the Complex free from any liens arising out of any work performed and materials ordered or obligations incurred by Tenant, and Tenant does hereby indemnify and hold Landlord harmless from any liability arising from such lien. In the event any lien is filed against the Complex, the Property described on EXHIBIT A or the Premises by any person claiming by, through or under Tenant, Tenant shall promptly, upon request of Landlord and at Tenant's sole costs and expense, furnish to Landlord a bond in form, content and amount, and issued by a surety, satisfactory to Landlord, in its sole discretion, indemnifying Landlord, the Property and the Complex against all liability, costs and expenses, including, without limitation, attorneys' fees, which Landlord may incur as a result thereof. Provided such bond has been furnished, and after written notice to Landlord, Tenant may contest any such lien by appropriate proceedings conducted in good faith and with due diligence, at Tenant's sole cost and expense, if and only if such proceedings suspend the collection of any amount claimed from Landlord, Tenant, the Property and the Premises, and neither the Property, the Complex nor the Premises (or any part thereof) is or will be in danger of being sold, forfeited or lost.

                           24.  DEFAULTS

24.1   EVENTS OF DEFAULT

       The following events are referred to, collectively, as "Events of Default" or, individually, as an "Event of Default":

              (a) Tenant defaults in the due and punctual payment of Rent, and such default continues for five (5) days after written notice from Landlord delivered by hand to Tenant's last known address or via facsimile to Tenant's last known facsimile number; however, Tenant will not be entitled to more than one (1) written notice for monetary defaults during any twelve (12) month period, and if after such written notice any Rent is not paid within five (5) days of when due, an Event of Default will be considered to have occurred without further notice;
                                         -24-

              (b) This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and the attachment is not discharged or disposed of within thirty (30) days after its levy;

              (c) Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

              (d) Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment; or

              (e) Tenant breaches any of the other agreements, terms, covenants or conditions that this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such thirty (30) day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter.

24.2   LANDLORD'S REMEDIES

       If any one or more Events of Default set forth in Section 24.1 occur, then Landlord has the right, at its election:

              (a) To give Tenant written notice by hand delivery to Tenant's last known address or via facsimile to Tenant's last known facsimile number of Landlord's intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, in which case Tenant's right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant's liability, as if the expiration of the term fixed in such notice were the end of the term;

              (b) Without further demand or notice, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of monthly rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions; or

              (c) Without further demand or notice to cure any Event of Default and to charge Tenant for the cost of effecting such cure, including, without limitation, reasonable attorneys' fees and interest on the amount so advanced at the rate of ten percent (10%) per annum, provided that Landlord will have no obligation to cure any such Event of Default of Tenant.
Should Landlord elect to reenter as provided in (b), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part of the Premises in Landlord's or Tenant's name, but for the account of Tenant, for such term or terms (which may be greater or less than the period that would otherwise have constituted the balance of the term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the Rent. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any Rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Section 24.2 or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

24.3   CERTAIN DAMAGES

       In the event that Landlord does not elect to terminate this Lease as permitted in Section 24.2(a), but on the contrary elects to take possession as provided in Section 24.2(b), Tenant shall pay to Landlord monthly Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys' fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term, or the Premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section 24.3 will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant shall pay such rent and other sums to Landlord monthly on the day on which the monthly Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such rent and other sums from Tenant on each such day. Landlord will attempt to mitigate damages arising from an Event of Default by making reasonable efforts to relet the Premises in whole or in part.
24.4     Continuing Liability After Termination

       If this Lease is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to monthly Rent and other amounts that would have been owing by Tenant for the balance of the term had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord's expenses in connection with such reletting, including, without limitation, the expenses enumerated in
Section 24.3. Landlord will be entitled to collect such damages from Tenant monthly on the day on which monthly Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such monthly Rent and other amounts from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is so terminated, Landlord will be entitled to recover against Tenant as damages for loss of the bargain and not as a penalty:
              (a) The worth at the time of award of the unpaid Rent that had been earned at the time of termination;
              (b) The worth at the time of award of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
              (c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease (had the same not been so terminated by Landlord) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

              (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or, in the ordinary course of business, likely to result therefrom.

The "worth at the time of award" of the amounts referred to in (a) and (b) above is computed by adding interest at the interest rate of ten percent (10%) per annum on the termination date from the termination date until the time of the award. The "worth at the time of award" of the amount referred to in (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Seattle, Washington, at the time of award plus one percent (1%).

24.5   CUMULATIVE REMEDIES

       Any suit or suits for the recovery of the amounts and damages set forth in Sections 24.3 and 24.4 may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys' fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

                           25.  PRIORITY

       This Lease shall be subordinate to any mortgage or deed of trust now existing upon the Premises or the Property and to any and all advances to be made thereunder, and to interest thereon, and all renewals, replacements or extensions thereof. Tenant agrees to subordinate its interest in the Premises and under this Lease to the lien of a future mortgage or deed of trust which secures a loan to Landlord for the benefit of the Complex or Premises (or a loan to refinance such a loan), and further agrees to attorn to the holder of such mortgage or such deed of trust, provided that the holder of such mortgage or deed of trust delivers to Tenant a nondisturbance agreement providing that so long as Tenant is not in default under this Lease, Tenant's possession of the Premises and rights under the Lease shall not be effected by a foreclosure, a deed in lieu of foreclosure or any other post-default remedy or proceeding under such mortgage or deed of trust.

                           26.  NONWAIVER

       Waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition, or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

                           27.  SURRENDER OF POSSESSION

       Upon the Expiration Date or sooner termination of the Lease Term, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Premises to Landlord.

                           28.  HOLDOVER

       If Tenant shall, with the written consent of Landlord, hold over after the Expiration Date of the Lease Term, Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy, which tenancy may be terminated as provided by the laws of the State of Washington. During such tenancy, Tenant agrees to pay to Landlord twice the Basic Rent as set forth herein, unless a different rate shall be agreed upon, and to be bound by all of the terms, covenants and conditions herein specified, so far as applicable.

                           29.  CONDEMNATION

    If all of the Premises, or such portions of Building 2 as may be required for the reasonable use of the Premises, are taken by eminent domain, this Lease shall automatically terminate as of the date Tenant is required to vacate the Premises and all Rent shall be paid to that date. In case of a taking of a part of the Premises, or a portion of Building 2 not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the Rent shall be equitably reduced based on the proportion by which Tenant's Percentage of the Complex is reduced, such Rent reduction to be effective as of the date possession of such portion is delivered to the condemning authority. Landlord reserves all rights to damage to the

Premises for any taking by eminent domain, and Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord for damages for termination of the leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be put for Tenant's moving expenses, provided that such damages may be claimed only if they are awarded separately in the eminent domain proceedings and not as part of the damages recoverable by Landlord.

                           30.  NOTICES

       All notices under this Lease shall be in writing and delivered in person, via facsimile or sent by registered or certified mail: to Landlord at the same place Rent payments are made, Attn: CFO; to Tenant at 2140 Merritt Drive,
Garland, Texas 75041, Attn:  CEO, Facsimile No.           ; and to the holder of
any first mortgage or deed of trust at such place as such holder shall specify to Tenant in writing; or such other addresses and facsimile numbers as may from time to time be designated by such party in writing. Notices given as aforesaid shall be deemed given on the date of personal delivery, the date any facsimile is transmitted or the date of such mailing.

                           31.  COSTS AND ATTORNEYS' FEES

       If Tenant or Landlord shall take any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees and costs in such action, at trial and on appeal, and such attorneys' fees and costs shall be deemed to have accrued on the commencement of such action.

       In the event Tenant requests Landlord's consent to any assignment or sublease hereunder or to any modification or amendment of this Lease, then Tenant shall pay reasonable attorneys' fees incurred by Landlord in connection with Landlord's review of such request and preparation of any documents required to evidence Landlord's consent, if granted.

                           32.  LANDLORD'S LIABILITY

Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements or for the purpose of binding Landlord personally or the assets of Landlord except Landlord's interest in the

Premises and the Complex, but are made and intended for the purpose of binding only Landlord's interest in the Premises and the Complex, including, but not limited to, any and all net consideration received by Landlord from the sale of all or any portion thereof, and all net insurance and condemnation proceeds paid to Landlord in connection therewith. No personal liability or personal responsibility is assumed by, or shall at any time be asserted or enforceable against, Landlord or Landlord's heirs, legal representatives, successors and assigns on account of this Lease or on account of any covenant, undertaking or agreement of Landlord contained in this Lease.

                           33.  ESTOPPEL CERTIFICATES

       Tenant shall, from time to time upon written request of Landlord, execute, acknowledge and deliver to Landlord or Landlord's designee a written statement stating: the date this Lease was executed and the date it expires; the date Tenant entered into occupancy of the Premises; the amount of Basic Rent and Additional Rent and the date to which such Rent has been paid; and certifying (to the extent that the same is true and correct): that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of agreement so effecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing; that any conditions under this Lease to be performed by Landlord have been satisfied; that any required contributions by Landlord to Tenant on account of Tenant's improvements have been received; that there are no existing defenses or offsets which Tenant has against the enforcement of this Lease by Landlord; that no Rent has been paid in advance; and stating the amount of the Security Deposit paid to Landlord. It is intended that any such statement may be relied upon by a prospective purchaser of Landlord's interest or a mortgagee of Landlord's interest or assignee of any mortgage upon Landlord's interest in the Property. If Tenant shall fail to respond within ten (10) business days of receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee and that this Lease is in full force and effect, that there are no uncured defaults in Landlord's performance, that the Security Deposit is as stated in this Lease and that not more than one month's Rent has been paid in advance.

                           34.  TRANSFER OF LANDLORD'S INTEREST

       This Lease shall be assignable by Landlord without the consent of Tenant. In the event of any transfer or transfers of Landlord's interest in the Premises or the Property, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee.

                           35.  RIGHT TO PERFORM

       If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant's part to be performed hereunder, and such failure shall continue for ten (10) business days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

                           36.  EXECUTION OF LEASE BY LANDLORD

       The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of or option for the Premises, and this document shall become effective and binding only upon execution and delivery by Landlord. No act or omission of any employee or agent of Landlord or of Landlord's broker shall alter, change or modify any of the provisions hereof.
                           37.  GENERAL

37.1   TITLES

       The title to sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.


37.2   GOVERNING LAW

       This Lease shall be construed and governed by the laws of the State of Washington.

37.3   BINDING EFFECT

       All of the covenants, agreements, terms and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

37.4   NO BROKER ENGAGED BY TENANT

       Tenant represents and warrants to Landlord that Tenant has not engaged any broker, finder or other person who would be entitled to any commission or fee in respect of the negotiation, execution or delivery of this Lease and shall indemnify and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant.

37.5   ENTIRE AGREEMENT

       This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the lease, use and occupancy of the Premises and other matters set forth in this Lease. No prior agreements or understanding pertaining to the same shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant.

37.6   VALIDITY

       Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall nevertheless remain in full force and effect.

37.7   INTEREST

       Any Rent or other sums payable by Tenant to Landlord which shall not be paid within fifteen (15) days after the due date thereof shall bear interest from the due date at the Default Rate calculated from the date of delinquency to the date of payment.

37.8   INTERPRETATION

       This Agreement and each of the terms and provisions hereof are deemed to have been explicitly negotiated between the parties, and the language in all parts of this Agreement shall, in all cases, be construed according to its fair meaning and not strictly for or against either party.

37.9   AUTHORIZATION

       If Tenant is a corporation or partnership, Tenant represents and warrants that the execution, delivery and performance of this Lease have been duly authorized by all necessary persons. The officer or partner executing this Lease on behalf of Tenant further individually represents and warrants that he or she is duly authorized to execute and deliver this Lease to Landlord on behalf of Tenant.

37.10  NO RECORDING

       Tenant shall not record this Lease or any notice or memorandum thereof in the records of the county auditor without Landlord's prior written consent.

      IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.
                                       LANDLORD:

                                       DJ&J SOFTWARE CORPORATION,
                                       d/b/a EGGHEAD



                                       By
                                       --------------------------------
                                       Name:
                                             -----------------------------
                                       Title:
                                             -----------------------------

                                       TENANT:

                                       SOFTWARE SPECTRUM, INC.



                                       By
                                       --------------------------------
                                       Name:
                                             -----------------------------
                                       Title:
                                             -----------------------------

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF_______________)

    On this______day of_______________, 1996, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared ___________________________________________, to me known to be the person who signed as _________________________________________
of DJ&J SOFTWARE CORPORATION, d/b/a EGGHEAD, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that _____________________________________ was duly elected, qualified and acting as said officer of the corporation, that _____________________________________________ was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.

    IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.


                                       ----------------------------
                                       (Signature of Notary)


                                       ----------------------------
                                       (Print or stamp name of Notary)


                                       NOTARY PUBLIC in and for the State
                                       of Washington, residing at
                                       My Appointment Expires:

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF_______________)

    On this __________ day of __________________, 1996, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared ________________________, to me known to be the person who signed as ______________________________________
of SOFTWARE SPECTRUM, INC., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that ___________________ was duly elected, qualified and acting as said officer of the corporation, that ____________________________ was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.

    IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.



                                       -----------------------------
                                       (Signature of Notary)


                                       -----------------------------
                                       (Print or stamp name of Notary)

                                       NOTARY PUBLIC in and for the State
                                       of Washington, residing at_____________.
                                       My Appointment Expires:________________.